Exhibit 4.8

EXECUTION VERSION

AGREEMENT BETWEEN NOTE HOLDERS

Dated as of July 27, 2026

by and between

BANK OF AMERICA, NATIONAL ASSOCIATION
(Initial Note A-1 Holder and Initial Note A-2 Holder),

and

WELLS FARGO BANK, NATIONAL ASSOCIATION
(Initial Note A-3 Holder and Initial Note A-4 Holder)

U-Haul AREC Portfolio 22

This AGREEMENT BETWEEN NOTE HOLDERS (“Agreement”), dated as of July 27, 2026, by and between BANK OF AMERICA, NATIONAL ASSOCIATION (together with its successors and assigns in interest, in its capacity as initial owner of Note A-1 (as defined below), the “Initial Note A-1 Holder”, and in its capacity as the initial agent, the “Initial Agent”), BANK OF AMERICA, NATIONAL ASSOCIATION (together with its successors and assigns in interest, in its capacity as initial owner of Note A-2 (as defined below), the “Initial Note A-2 Holder”), WELLS FARGO BANK, NATIONAL ASSOCIATION (together with its successors and assigns in interest, in its capacity as initial owner of Note A-3 (as defined below), the “Initial Note A-3 Holder”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (together with its successors and assigns in interest, in its capacity as initial owner of Note A-4 (as defined below), the “Initial Note A-4 Holder” and together with the Initial Note A-1 Holder, Initial Note A-2 Holder and Initial Note A-3 Holder, the “Initial Note Holders”).

W I T N E S S E T H:

WHEREAS, pursuant to the Mortgage Loan Agreement (as defined herein), Bank of America, National Association and Wells Fargo Bank, National Association co-originated a certain loan (the “Mortgage Loan”) described on the schedule attached hereto as Exhibit A (the “Mortgage Loan Schedule”) to AREC 22, LLC and UHIL 22, LLC (collectively, the “Mortgage Loan Borrower”), which is evidenced, inter alia, by (i) one promissory note in the original principal amount of $70,000,000 (as amended, modified, consolidated, or supplemented, “Note A-1”), made by the Mortgage Loan Borrower in favor of the Initial Note A-1 Holder, (ii) one promissory note in the original principal amount of $17,100,000 (as amended, modified, consolidated, or supplemented, “Note A-2”), made by the Mortgage Loan Borrower in favor of the Initial Note A-2 Holder, (iii) one promissory note in the original principal amount of $26,900,000 (as amended, modified, consolidated, or supplemented, “Note A-3”), made by the Mortgage Loan Borrower in favor of the Initial Note A-3 Holder, and (iv) one promissory note in the original principal amount of $20,000,0000 (as amended, modified, consolidated, or supplemented, “Note A-4” and, together with Note A-1, Note A-2 and Note A-3, the “Notes”)), made by the Mortgage Loan Borrower in favor of Initial Note A-4 Holder, each secured by a first mortgage (as amended, modified or supplemented, the “Mortgage”) on certain real property located as described on the Mortgage Loan Schedule (the “Mortgaged Property”); and

WHEREAS, each Initial Note Holder desires to enter into this Agreement to memorialize the terms under which they, and their successors and assigns, shall hold the Notes.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

Section 1.                Definitions; Conflicts. References to a “Section”, “preamble” or the “recitals” are, unless otherwise specified, to a Section, the preamble or the recitals of this Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms, or terms of substantially similar import, in the Lead Securitization Servicing Agreement. To the extent of any conflict between this Agreement and the Lead Securitization Servicing Agreement, the terms of this Agreement shall control.

Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

“Accelerated Mezzanine Loan Lender” shall have the meaning assigned to such term or an analogous term in the Lead Securitization Servicing Agreement.

“Advance Interest” shall mean the interest accrued on any Servicing Advance which is payable to the party that made that Servicing Advance, in accordance with the Lead Securitization Servicing Agreement.

“Affiliate” shall have the meaning assigned to such term or an analogous term in the Lead Securitization Servicing Agreement.

“Agent” shall mean the Initial Agent or such Person to whom the Initial Agent shall delegate its duties hereunder, and after the Securitization Date shall mean the Master Servicer.

“Agent Office” shall mean the designated office of the Agent, which office initially shall be the office of the Initial Note A-1 Holder listed on Exhibit B hereto and, after the Securitization Date, shall be the office of the Master Servicer. The Agent Office is the address to which notices to and correspondence with the Agent should be directed. The Agent may change the address of its designated office by notice to the Note Holders.

“Agreement” shall mean this Agreement between Note Holders, the exhibits hereto and all amendments hereof and thereof and supplements hereto and thereto.

“Appraisal” shall have the meaning assigned to such term or an analogous term in the Lead Securitization Servicing Agreement.

“Approved Servicer” shall have the meaning assigned to such term in the definition of “Qualified Institutional Lender.”

“Asset Representations Reviewer” shall mean the “Asset Representations Reviewer” (or similarly named Person that is the “asset representations reviewer” as defined in Item 1101(m) of Regulation AB) under the Lead Securitization Servicing Agreement.

“Asset Review” shall mean any review of representations and warranties conducted by a Non-Lead Asset Representations Reviewer, as contemplated by Item 1101(m) of Regulation AB.

“Asset Status Report” shall have the meaning assigned to such term or an analogous term in the Lead Securitization Servicing Agreement.

“Balloon Payment” shall have the meaning assigned to such term or an analogous term in the Lead Securitization Servicing Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time, any successor statute or rule promulgated thereto.

“Borrower Party” shall mean the Mortgage Loan Borrower, a manager of the Mortgaged Property, an Accelerated Mezzanine Loan Lender or any Borrower Party Affiliate.

“Borrower Party Affiliate” shall mean, with respect to the Mortgage Loan Borrower, a manager of the Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other Person controlling or controlled by or under common control with such Mortgage Loan Borrower, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other Person owning, directly or indirectly, 25% or more of the beneficial interests in such Mortgage Loan Borrower, manager or Accelerated Mezzanine Loan Lender, as applicable. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“CDO” shall have the meaning assigned to such term in the definition of “Qualified Institutional Lender.”

“CDO Asset Manager” with respect to any Securitization Vehicle that is a CDO, shall mean the entity that is responsible for managing or administering a Note as an underlying asset of such Securitization Vehicle or, if applicable, as an asset of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of such Note).

“Certificate Administrator” shall mean the certificate administrator appointed as provided in the Lead Securitization Servicing Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall have the meaning assigned to such term in Section 2(c)(vi).

“Conduit” shall have the meaning assigned to such term in Section 14(d).

“Conduit Credit Enhancer” shall have the meaning assigned to such term in Section 14(d).

“Conduit Inventory Loan” shall have the meaning assigned to such term in Section 14(d).

“Control” shall mean the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlled”, “Controlling” and “Controls” shall have the correlative meanings thereto.

“Controlling Note” shall mean Note A-1.

“Controlling Note Holder” shall mean the holder of the Controlling Note; provided that at any time the Controlling Note is included in a Securitization, references to the “Controlling Note Holder” herein shall mean the holders of the majority of the class of securities issued in such Securitization designated as the “controlling class” or such other party otherwise assigned the rights to exercise the rights of the “Controlling Note Holder” under this Agreement or under the Lead Securitization Servicing Agreement, as and to the extent provided in the Lead Securitization Servicing Agreement; provided that for so long as 50% or more of the Controlling Note is held by (or the party assigned the rights to exercise the rights of the “Controlling Note Holder” (as described above) is) the Mortgage Loan Borrower or a Borrower Party, the holder of the Controlling Note (and such party assigned the rights to exercise the rights of the “Controlling Note Holder” as described above) shall not be entitled to exercise any rights of the Controlling Note Holder, and there shall be deemed to be no Controlling Note Holder hereunder. If the Controlling Note is included in a Securitization, the Lead Securitization Servicing Agreement may contain additional limitations on the rights of the designated party entitled to exercise the rights of the “Controlling Note Holder” hereunder if such designated party is the Mortgage Loan Borrower or if it has certain relationships with the Mortgage Loan Borrower.

“Controlling Note Holder Representative” shall have the meaning assigned to such term in Section 6(a).

“Defaulted Loan” shall have the meaning assigned to such term or an analogous term in the Lead Securitization Servicing Agreement

“Depositor” shall mean the “depositor” under the Lead Securitization Servicing Agreement.

“Event of Default” shall mean, with respect to the Mortgage Loan, an “Event of Default” as defined in the Mortgage Loan Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“First Securitization” shall mean the earliest to occur of the Note A-1 Securitization, the Note A-2 Securitization, the Note A-3 Securitization and the Note A-4 Securitization.

“Fitch” shall mean Fitch Ratings, Inc., and its successors in interest.

“Indemnified Items” shall have the meaning assigned to such terms in Section 2(b).

“Indemnified Parties” shall have the meaning assigned to such terms in Section 2(b).

“Initial Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Note A-1 Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Note A-2 Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Note A-3 Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Note A-4 Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Note Holders” shall have the meaning assigned to such term in the preamble to this Agreement.

“Insolvency Proceeding” shall mean any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.) or any other insolvency, liquidation, reorganization or other similar proceeding concerning the Mortgage Loan Borrower, any action for the dissolution of the Mortgage Loan Borrower, any proceeding (judicial or otherwise) concerning the application of the assets of the Mortgage Loan Borrower for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of the Mortgage Loan Borrower or any other action concerning the adjustment of the debts of the Mortgage Loan Borrower, the cessation of business by the Mortgage Loan Borrower, except following a sale, transfer or other disposition of all or substantially all of the assets of the Mortgage Loan Borrower in a transaction permitted under the Mortgage Loan Documents; provided, however, that following any such permitted transaction affecting the title to the Mortgaged Property, the Mortgage Loan Borrower for purposes of this Agreement shall be defined to mean the successor owner of the Mortgaged Property from time to time as may be permitted pursuant to the Mortgage Loan Documents; provided, further, however, that for the purposes of this definition, in the event that more than one entity comprises the Mortgage Loan Borrower, the term “Mortgage Loan Borrower” shall refer to any such entity.

“Interest Rate” shall have the meaning assigned to such term or an analogous term in the Mortgage Loan Documents.

“Interested Person” shall have the meaning assigned to such term or an analogous term in the Lead Securitization Servicing Agreement.

“Intervening Trust Vehicle” with respect to any Securitization Vehicle that is a CDO, shall mean a trust vehicle or entity that holds any Note as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CDO.

“KBRA” shall mean Kroll Bond Rating Agency, LLC and its successors in interest.

“Lead Securitization” shall mean, if the First Securitization is the Note A-1 Securitization, such Securitization; provided that, if any other Securitization occurs prior to the Note A-1 Securitization, then the First Securitization shall be the Lead Securitization until such time as the Note A-1 Securitization occurs.

“Lead Securitization Note” shall mean the Note(s) included in the Lead Securitization.

“Lead Securitization Note Holder” shall mean the holder of the Lead Securitization Note.

“Lead Securitization Note Holder Representative” shall mean the “Directing Certificateholder” or equivalent Person under the Lead Securitization Servicing Agreement.

“Lead Securitization Servicing Agreement” shall mean, as of any date of determination, (i) the pooling and servicing agreement or other comparable agreement that governs the Securitization that is then the Lead Securitization, and (ii) on and after the date on which the Mortgage Loan is no longer subject to the provisions of agreement described in clause (i), the Lead Securitization Servicing Agreement shall be determined in accordance with the second paragraph of Section 2(a).

“Lead Securitization Trust” shall mean the Securitization Trust created in connection with the Lead Securitization.

“Major Decision” shall have the meaning assigned to such term or an analogous term in the Lead Securitization Servicing Agreement.

“Master Servicer” shall mean the master servicer appointed to act in such capacity with respect to the Mortgage Loan as provided in the Lead Securitization Servicing Agreement.

“Monthly Payment Date” shall have the meaning assigned to such term (or analogous term) in the Mortgage Loan Documents.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors in interest.

“Morningstar DBRS” shall mean DBRS, Inc., and its successors in interest.

“Mortgage” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Agreement” shall mean the Loan Agreement, dated as of July 27, 2026, between the Mortgage Loan Borrower, as borrower, Bank of America, N.A., as a lender, and Wells Fargo Bank, National Association, as a lender, as the same may be further amended, restated, supplemented or otherwise modified from time to time, subject to the terms hereof.

“Mortgage Loan Borrower” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Documents” shall mean, with respect to the Mortgage Loan, the Mortgage Loan Agreement, the Mortgage, the Notes and all other documents now or hereafter evidencing, guarantying or securing the Mortgage Loan.

“Mortgage Loan Schedule” shall have the meaning assigned to such term in the recitals.

“Mortgaged Property” shall have the meaning assigned to such term in the recitals.

“New Notes” shall have the meaning assigned to such term in Section 32.

“Nonrecoverable Advance” shall have the meaning assigned to such term or an analogous term in the Lead Securitization Servicing Agreement.

“Non-Controlling Note” means each Note other than Note A-1.

“Non-Controlling Note Holder” means each holder of a Non-Controlling Note; provided that with respect to each Non-Controlling Note, at any time such Non-Controlling Note is included in a Securitization, references to a “Non-Controlling Note Holder” herein shall mean the holders of the majority of the class of securities issued in such Securitization designated as the “controlling class” (or analogous term) or such other party otherwise assigned the rights to exercise the rights of a “Non-Controlling Note Holder” under this Agreement or under the related Securitization Servicing Agreement, as and to the extent provided in the related Securitization Servicing Agreement, and as to the identity of which the Controlling Note Holder (and, if applicable, the Master Servicer and the Special Servicer) has been given written notice; provided, further that if at any time 50% or more of any Non-Controlling Note (or class of securities issued in a Securitization into which such Non-Controlling Note has been deposited is designated as the “controlling class”) is held by (or such other party otherwise assigned the rights to exercise the rights of the “controlling class” under the related Securitization Servicing Agreement is) the Mortgage Loan Borrower or a Borrower Party, no such Note Holder or other Person shall be entitled to exercise any rights of such Non-Controlling Note Holder under this Agreement or the related Securitization Servicing Agreement, and there shall be deemed to be no Non-Controlling Note Holder with respect to such Non-Controlling Note. The Controlling Note Holder and the Lead Securitization Note Holder (or, if applicable, the Master Servicer or the Special Servicer acting on its behalf) shall not be required at any time to deal with more than one party exercising the rights of a “Non-Controlling Note Holder” herein or under the Lead Securitization Servicing Agreement (it being understood for the avoidance of doubt that the Lead Securitization Note Holder (or the Master Servicer or Special Servicer on its behalf) may additionally need to deal with the master servicer, special servicer or other person party to the related Securitization Servicing Agreement) and, (x) to the extent that the related Securitization Servicing Agreement assigns such rights to more than one party or (y) to the extent the related Non-Controlling Note is split into two or more New Notes pursuant to Section 32 and notice thereof is not provided to the Controlling Note Holder and the Lead Securitization Note Holder

(or, if applicable, the Master Servicer or the Special Servicer acting on its behalf), for purposes of this Agreement, such Securitization Servicing Agreement or the holders of such New Notes shall designate one party to deal with the Controlling Note Holder and the Lead Securitization Note Holder (or, the Master Servicer or the Special Servicer acting on its behalf) and provide written notice of such designation to the Controlling Note Holder and the Lead Securitization Note Holder (or, the Master Servicer and the Special Servicer acting on its behalf); provided that, in the absence of such designation and notice, the Controlling Note Holder and the Lead Securitization Note Holder (or, the Master Servicer or the Special Servicer acting on its behalf) shall be entitled to treat the last party as to which it has received written notice as having been designated as the Non-Controlling Note Holder with respect to such Non-Controlling Note for all purposes of this Agreement. As of the date hereof and until further notice from the Non-Controlling Note Holder (or, if applicable, the related Non-Lead Master Servicer or another party acting on its behalf), the Initial Note A-2 Holder is the Non-Controlling Note Holder with respect to Note A-2, the Initial Note A-3 Holder is the Non-Controlling Note Holder with respect to Note A-3 and the Initial Note A-4 Holder is the Non-Controlling Note Holder with respect to Note A-4. If a Non-Controlling Note is included in a Securitization, the related Securitization Servicing Agreement may contain additional limitations on the rights of the designated party entitled to exercise the rights of a “Non-Controlling Note Holder” hereunder if such designated party is the Mortgage Loan Borrower or if it has certain relationships with the Mortgage Loan Borrower.

“Non-Controlling Note Holder Representative” shall have the meaning assigned to such term in Section 6(b).

“Non-Exempt Person” shall mean any Person other than a Person who is either (i) a U.S. Person or (ii) has on file with the Agent for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit any Servicer on behalf of the Note Holders to make such payments free of any obligation or liability for withholding.

“Non-Lead Asset Representations Reviewer” shall mean the “Asset Representations Reviewer” (or similarly named Person that is the “asset representations reviewer” as defined in Item 1101(m) of Regulation AB.) under any Non-Lead Securitization Servicing Agreement.

“Non-Lead Depositor” shall mean the “depositor” under any Non-Lead Securitization Servicing Agreement.

“Non-Lead Master Servicer” shall mean the applicable “master servicer” under any Non-Lead Securitization Servicing Agreement.

“Non-Lead Operating Advisor” shall mean the “trust advisor,” “senior trust advisor,” “operating advisor” (or other analogous Person) under any Non-Lead Securitization Servicing Agreement.

“Non-Lead Securitization” shall mean any Securitization of a Note in a Securitization Trust other than the Securitization that is then the Lead Securitization.

“Non-Lead Securitization Note” shall mean any Note other than the Lead Securitization Note.

“Non-Lead Securitization Note Holder” shall mean each holder of a Non-Lead Securitization Note.

“Non-Lead Securitization Note Holder Representative” shall mean the “Directing Certificateholder” or equivalent Person under the Non-Lead Securitization Servicing Agreement.

“Non-Lead Securitization Servicing Agreement” shall have the meaning assigned to such term in Section 2(b).

“Non-Lead Special Servicer” shall mean the “special servicer” under any Non-Lead Securitization Servicing Agreement.

“Non-Lead Trustee” shall mean the “trustee” under any Non-Lead Securitization Servicing Agreement.

“Non-Securitizing Note Holder” shall mean, with respect to a Securitization, each Note Holder other than a Securitizing Note Holder with respect to such Securitization.

“Note A-1” shall have the meaning assigned to such term in the recitals.

“Note A-1 Holder” shall mean the Initial Note A-1 Holder or any subsequent holder of Note A-1, as applicable.

“Note A-1 Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A-1 Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon (or any New Notes issued in substitution thereof) received by the Note A-1 Holder (or any holders of New Notes in substitution thereof) or reductions in such amount pursuant to Section 3 or 4, as applicable.

“Note A-1 PSA” shall mean the pooling and servicing agreement or other comparable agreement entered into in connection with the Note A-1 Securitization.

“Note A-1 Securitization” shall mean the first sale by the Note A-1 Holder of all or a portion of Note A-1 to a depositor who will in turn include such portion of Note A-1 as part of the securitization of one or more mortgage loans.

“Note A-2” shall have the meaning assigned to such term in the recitals.

“Note A-2 Holder” shall mean the Initial Note A-2 Holder or any subsequent holder of Note A-2, as applicable.

“Note A-2 Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A-2 Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon (or any New Notes issued in substitution thereof) received by the Note A-2 Holder (or any holders of New Notes in substitution thereof) or reductions in such amount pursuant to Section 3 or 4, as applicable.

“Note A-2 Securitization” shall mean the first sale by the Note A-2 Holder of all or a portion of Note A-2 to a depositor who will in turn include such portion of Note A-2 as part of the securitization of one or more mortgage loans.

“Note A-3” shall have the meaning assigned to such term in the recitals.

“Note A-3 Holder” shall mean the Initial Note A-3 Holder or any subsequent holder of Note A-3, as applicable.

“Note A-3 Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A-3 Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon (or any New Notes issued in substitution thereof) received by the Note A-3 Holder (or any holders of New Notes in substitution thereof) or reductions in such amount pursuant to Section 3 or 4, as applicable.

“Note A-3 Securitization” shall mean the first sale by the Note A-3 Holder of all or a portion of Note A-3 to a depositor who will in turn include such portion of Note A-3 as part of the securitization of one or more mortgage loans.

“Note A-4” shall have the meaning assigned to such term in the recitals.

“Note A-4 Holder” shall mean the Initial Note A-4 Holder or any subsequent holder of Note A-4, as applicable.

“Note A-4 Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A-4 Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon (or any New Notes issued in substitution thereof) received by the Note A-4 Holder (or any holders of New Notes in substitution thereof) or reductions in such amount pursuant to Section 3 or 4, as applicable.

“Note A-4 Securitization” shall mean the first sale by the Note A-4 Holder of all or a portion of Note A-4 to a depositor who will in turn include such portion of Note A-4 as part of the securitization of one or more mortgage loans.

“Note Holder Representative” shall mean a Controlling Note Holder Representative or a Non-Controlling Note Holder Representative, as applicable.

“Note Holders” shall mean collectively, the Note A-1 Holder, the Note A-2 Holder, the Note A-3 Holder and the Note A-4 Holder.

“Note Pledgee” shall have the meaning assigned to such term in Section 14(c).

“Note Principal Balance” shall mean, (i) with respect to Note A-1, the Note A-1 Principal Balance, (ii) with respect to Note A-2, the Note A-2 Principal Balance, (iii) with respect to Note A-3, the Note A-3 Principal Balance and (iv) with respect to Note A-4, the Note A-4 Principal Balance.

“Note Register” shall have the meaning assigned to such term in Section 15.

“Notes” shall have the meaning assigned to such term in the recitals.

“Operating Advisor” shall mean the trust advisor, senior trust advisor, operating advisor or other analogous term as defined under the Lead Securitization Servicing Agreement.

“P&I Advance” shall mean an advance made by a party to any Securitization Servicing Agreement in respect of a delinquent monthly debt service payment on the Note(s) securitized pursuant to such Securitization Servicing Agreement.

“Percentage Interest” shall mean, with respect to each Note Holder, a fraction, expressed as a percentage, the numerator of which is the Note Principal Balance of the Note held by such Note Holder and the denominator of which is the sum of the Note Principal Balances of all of the Notes.

“Permitted Fund Manager” shall mean any Person that on the date of determination is (i) one of the entities on Exhibit C attached hereto and made a part hereof or any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a proceeding relating to the bankruptcy, insolvency, reorganization or relief of debtors.

“Pledge” shall have the meaning assigned to such term in Section 14(c).

“Pro Rata and Pari Passu Basis” shall mean with respect to the Notes and the Note Holders, the allocation of any particular payment, collection, cost, expense, liability or other amount between such Notes or such Note Holders, as the case may be, without any priority of any such Note or any such Note Holder over another such Note or Note Holder, as the case may be, and in any event such that each Note or Note Holder, as the case may be, is allocated its respective Percentage Interest of such particular payment, collection, cost, expense, liability or other amount.

“Qualified Institutional Lender” shall mean each of the Initial Note Holders and any other Person that is:

(a)               an entity Controlled by, under common Control with or that Controls any of the Initial Note Holders, or

(b)               one or more of the following:

(i)                         an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan,

pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan, or

(ii)                      an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended, or

(iii)                   an institution substantially similar to any of the foregoing entities described in clauses (i) or (ii), or

(iv)                  any entity Controlled by or under common Control or Controlling any of the entities described in clauses (i), (ii) or (iii), or

(v)                     a Qualified Trustee (or, in the case of a CDO, a single-purpose, bankruptcy remote entity that contemporaneously pledges its interest in a Note to a Qualified Trustee) in connection with (a) a securitization of, (b) the creation of collateralized debt (or loan) obligations (“CDO”) secured by, or (c) a financing through an “owner trust” of, a Note or any interest therein (any of the foregoing, a “Securitization Vehicle”), provided that (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the Rating Agencies that assigned a rating to one or more classes of securities issued in connection with that Securitization; (2) in the case of a Securitization Vehicle that is not a CDO, the special servicer of such Securitization Vehicle has a Required Special Servicer Rating or is otherwise subject to Rating Agency Confirmations from the Rating Agencies rating each Securitization (such entity, an “Approved Servicer”) and such Approved Servicer is required to service and administer such Note or any interest therein in accordance with servicing arrangements for the assets held by the Securitization Vehicle which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (3) in the case of a Securitization Vehicle that is a CDO, the CDO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CDO Asset Manager which is a Qualified Institutional Lender, are each a Qualified Institutional Lender under clauses (i), (ii), (iii), (iv) or (vi) of this definition, or

(vi)                  an investment fund, limited liability company, limited partnership or general partnership having capital and/or capital commitments of at least $250,000,000, in which (A) any Note Holder, (B) a person that is otherwise a Qualified Institutional Lender under clause (i), (ii), (iii) or (iv) (with respect to an institution substantially similar to the entities referred to in clause (i) or (ii)), or (C) a Permitted Fund Manager, acts as a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such investment vehicle and provided that at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Institutional Lenders (without regard to the capital surplus/equity and total asset requirements set forth below in the definition), and in the case of any entity referred to in clause (b)(i), (ii), (iii), (iv) or (vi)(B) of this definition, (x) such entity has at least $200,000,000 in capital/statutory surplus or shareholders’ equity (except with respect to a pension advisory firm or similar fiduciary) and at least $600,000,000 in total assets (in name or under management), and (y) is regularly engaged in the business of making or owning commercial real estate loans (or interests therein) similar to the Mortgage Loan (or mezzanine loans with respect thereto) or owning or operating commercial real estate properties; provided that, in the case of the entity described in clause (vi)(B) above, the requirements of this clause (y) may be satisfied by a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such entity; or

(c)               any entity Controlled by any of the entities described in clause (b)(i), (ii), (iv)(B) or (v) above or subject to a Rating Agency Confirmation as a Qualified Institutional Lender for purposes of this Agreement from each of the Rating Agencies engaged to rate the securities for any Securitization.

“Qualified Trustee” shall mean (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority or (ii) an institution whose long-term senior unsecured debt is rated in either of the then in effect top three rating categories of each of the applicable Rating Agencies (or, if not rated by an applicable Rating Agency, an equivalent (or higher) rating from any two of Fitch, Moody’s and S&P).

“Rating Agencies” shall mean Fitch, KBRA, Moody’s, Morningstar DBRS and S&P and their respective successors in interest or, if any of such entities shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency reasonably engaged by any Note Holder to rate the securities issued in connection with the Securitization of the related Note; provided, however, that, at any time during which one or more of the Notes is an asset of one or more Securitizations, “Rating Agencies” or “Rating Agency” shall mean only those rating agencies that are engaged by the related depositor (or its Affiliate) from time to time to rate the securities issued in connection with the Securitizations of the related Notes.

“Rating Agency Confirmation” shall mean, with respect to any Securitization, a confirmation in writing (which may be in electronic form) by each of the applicable Rating Agencies for such Securitization that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then current rating assigned to any class of securities of such Securitization (if then rated by such Rating Agency); provided that a written waiver or other acknowledgment from any such Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from such Rating Agency with respect to such matter. If no such securities are outstanding with respect to any Securitization, any action that would otherwise require a Rating Agency Confirmation shall instead require the consent of the Controlling Note Holder, which consent shall not be unreasonably withheld, conditioned or delayed.

“Redirection Notice” shall have the meaning assigned to such term in Section 14(c).

“Regulation AB” shall mean Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100 229.1125, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by its staff, or as may be provided by the Commission or its staff from time to time.

“REMIC” shall have the meaning assigned to such term in Section 5(d).

“REMIC Provisions” shall mean provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Remittance Date” shall have the meaning assigned to such term or an analogous term in the Lead Securitization Servicing Agreement.

“Required Special Servicer Rating” shall mean with respect to a special servicer (i) in the case of Fitch, a rating of “CSS3” or better, (ii) in the case of S&P, such special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, (iii) in the case of Moody’s, such special servicer is acting as special servicer for one or more loans included in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage loans, (iv) in the case of Morningstar DBRS, a ranking by Morningstar DBRS equal to or higher than “MOR CS3” as a special servicer, and (v) in the case of KBRA, KBRA has not cited servicing concerns of such special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by such special servicer prior to the time of determination.

“S&P” shall mean S&P Global Ratings and its successors in interest.

“Securitization” shall mean the Note A-1 Securitization, the Note A-2 Securitization, the Note A-3 Securitization or the Note A-4 Securitization.

“Securitization Date” shall mean the effective date of the First Securitization.

“Securitization Servicing Agreement” shall mean the Lead Securitization Servicing Agreement or any Non-Lead Securitization Servicing Agreement.

“Securitization Trust” shall mean a trust formed pursuant to a Securitization.

“Securitization Vehicle” shall have the meaning assigned to such term in the definition of “Qualified Institutional Lender.”

“Securitizing Note Holder” shall mean, with respect to a Securitization, each Note Holder that is contributing its Note to such Securitization.

“Servicer” shall mean the Master Servicer or the Special Servicer, as the context may require.

“Servicer Termination Event” shall have the meaning assigned to such term in the Lead Securitization Servicing Agreement.

“Servicing Advance” shall have the meaning assigned to such term or an analogous term in the Lead Securitization Servicing Agreement.

“Servicing Standard” shall have the meaning assigned to such term or an analogous term in the Lead Securitization Servicing Agreement.

“Special Servicer” shall mean the special servicer appointed to act in such capacity with respect to the Mortgage Loan as provided in the Lead Securitization Servicing Agreement.

“Taxes” shall mean any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

“Transfer” shall have the meaning assigned to such term in Section 14.

“Trust Fund” shall mean the trust formed pursuant to the Lead Securitization Servicing Agreement.

“Trustee” shall mean the trustee appointed as provided in the Lead Securitization Servicing Agreement.

“U.S. Person” shall mean a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, a trust in existence on August 20, 1996 which is eligible to elect to be treated as a U.S. Person).

Section 2.                Servicing of the Mortgage Loan.

(a)               Each Note Holder acknowledges and agrees that, subject in each case to this Agreement, the Mortgage Loan shall be serviced from and after the Securitization Date by the Master Servicer and the Special Servicer pursuant to the terms of this Agreement and the Lead Securitization Servicing Agreement; provided that the Master Servicer shall not be obligated to advance monthly payments of principal or interest in respect of any Note other than the Lead Securitization Note if such principal or interest is not paid by the Mortgage Loan Borrower but shall be obligated to make Servicing Advances, subject to the terms of the Lead Securitization Servicing Agreement; provided further that the Special Servicer, when appointed, has the Required Special Servicer Rating from each Rating Agency then rating a Securitization. The Lead Securitization Servicing Agreement shall contain terms and conditions that are customary for securitization transactions involving assets similar to the Mortgage Loan and that are otherwise (i) required by the Code relating to the tax elections of any Securitization Trust, (ii) required by law or changes in any law, rule or regulation or (iii) generally required by the Rating Agencies in connection with the issuance of ratings in securitizations similar to the Securitizations. Each Note Holder acknowledges that each other Note Holder may elect, in its sole discretion, to include its Note in a Securitization and agrees that it will, subject to Section 26 hereof, reasonably cooperate with such other Note Holder, at such other Note Holder’s expense, to effect such Securitization. Subject to the terms and conditions of this Agreement, each Note Holder hereby irrevocably and unconditionally consents to the appointment of the Master Servicer and the Trustee under the Lead Securitization Servicing Agreement by the Depositor and the appointment of the Special Servicer by the Controlling Note Holder and agrees to reasonably cooperate with the Master Servicer and the Special Servicer with respect to the servicing of the Mortgage Loan in accordance with the Lead Securitization Servicing Agreement. Each Note Holder hereby appoints the Master Servicer, the Special Servicer and the Trustee in the Lead Securitization as such Note Holder’s attorney-in-fact to sign any documents reasonably required with respect to the administration and servicing of the Mortgage Loan on its behalf under the Lead Securitization Servicing Agreement (subject at all times to the rights of such Note Holder set forth herein and in the Lead Securitization Servicing Agreement). In no event shall the Lead Securitization Servicing Agreement require any Servicer to enforce the rights of any Note Holder against any other Note Holder or limit a Servicer in enforcing the rights of one Note Holder against any other Note Holder; however, this statement shall not be construed to otherwise limit the rights of one Note Holder with respect to any other Note Holder. Each Servicer shall (i) be required pursuant to the Lead Securitization Servicing Agreement to service the Mortgage Loan in accordance with the Servicing Standard, the terms of the Mortgage Loan Documents, the Lead Securitization Servicing Agreement and applicable law, (ii) provide information to each servicer under the Non-Lead Securitization Servicing Agreement to enable each such servicer to perform its servicing duties, and (iii) not take any action or refrain from taking any action or follow any direction inconsistent with the foregoing.

At any time after the First Securitization that the Mortgage Loan is no longer subject to the provisions of the Lead Securitization Servicing Agreement, the Note Holders agree to cause the Mortgage Loan to be serviced by one or more servicers, each of which has been agreed upon by the Note Holders, pursuant to a servicing agreement that has servicing terms substantially similar to the Lead Securitization Servicing Agreement and all references herein to the “Lead Securitization Servicing Agreement” shall mean such subsequent servicing agreement; provided, that if a Non-Lead Securitization Note is in a Securitization, then a Rating Agency Confirmation shall have been obtained from each other Rating Agency with respect to any such Non-Lead Securitization Note regarding any Special Servicer to be appointed under such replacement servicing agreement that does not have the Required Special Servicer Rating for such Rating Agency or, with respect to the Master Servicer, would not otherwise meet the conditions to be a servicer under the Lead Securitization Servicing Agreement that is being replaced; provided, further, that until a replacement servicing agreement has been entered into, the Lead Securitization Note Holder shall cause the Mortgage Loan to be serviced pursuant to the provisions of the Lead Securitization Servicing Agreement, as if such agreement were still in full force and effect with respect to the Mortgage Loan, by the Servicers in the Lead Securitization or by any Person appointed by the Lead Securitization Note Holder that is a Person meeting the requirements of a master servicer under the Lead Securitization Servicing Agreement and, in the case of the Special Servicer, that meets the Required Special Servicer Rating for each Rating Agency then rating securities of a Non-Lead Securitization.

(b)               The Master Servicer shall be the lead master servicer on the Mortgage Loan, and from time to time it (or the Trustee or the Special Servicer, to the extent provided in the Lead Securitization Servicing Agreement) shall make the following advances, subject to the terms of the Lead Securitization Servicing Agreement and this Agreement: (i) Servicing Advances on the Mortgage Loan and (ii) P&I Advances on the Lead Securitization Note. The Master Servicer, the Special Servicer and the Trustee, as applicable, shall be entitled to reimbursement for a Servicing Advance, first from funds on deposit in the Collection Account and/or the Companion Distribution Account for the Mortgage Loan that (in any case) represent amounts received on or in respect of the Mortgage Loan, and then, in the case of Nonrecoverable Advances, if such funds on deposit in the Collection Account or Companion Distribution Account are insufficient, from general collections of the Lead Securitization as provided in the Lead Securitization Servicing Agreement. The Master Servicer, the Special Servicer and the Trustee, as applicable, shall be entitled to reimbursement for Advance Interest on a Servicing Advance (including any Nonrecoverable Advance), in the manner and from the sources provided in the Lead Securitization Servicing Agreement, including from general collections of the Lead Securitization. Notwithstanding the foregoing, to the extent the Master Servicer, the Special Servicer or the Trustee, as applicable, obtains funds from general collections of the Lead Securitization as a reimbursement for a Servicing Advance that is a Nonrecoverable Advance or any Advance Interest on a Servicing Advance (including any Nonrecoverable Advance), each Non-Lead Securitization Note Holder (including any Securitization Trust into which a Non-Lead Securitization Note is deposited) shall be required to, promptly following notice from the Master Servicer, reimburse the Lead Securitization for its pro rata share of such Nonrecoverable Advance or Advance Interest.

In addition, each Non-Lead Securitization Note Holder (including, but not limited to, any Securitization Trust into which a Non-Lead Securitization Note is deposited) shall be required to, promptly following notice from the Master Servicer, reimburse the Lead Securitization for such Non-Lead Securitization Note Holder’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of the Mortgage Loan as to which the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer or the Depositor, as applicable, is entitled to be reimbursed pursuant to the Lead Securitization Servicing Agreement, to the extent amounts on deposit in the Companion Distribution Account or Collection Account in respect of the Mortgage Loan are insufficient for reimbursement of such amounts. Each Non-Lead Securitization Note Holder shall indemnify (as and to the same extent the Lead Securitization Trust is required to indemnify each of the following parties in respect of other mortgage loans in the Lead Securitization Trust pursuant to the terms of the Lead Securitization Servicing Agreement) each of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor, Asset Representations Reviewer and the Depositor (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the Lead Securitization Servicing Agreement in respect of other mortgage loans) (the “Indemnified Parties”) against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of the Mortgage Loan (or, with respect to the Operating Advisor and the Asset Representations Reviewer, incurred in connection with the provision of services for the Mortgage Loan) under the Lead Securitization Servicing Agreement (collectively, the “Indemnified Items”) to the extent of its pro rata share of such Indemnified Items, and to the extent amounts on deposit in the Companion Distribution Account or Collection Account in respect of the Mortgage Loan, as applicable, are insufficient for reimbursement of such amounts, each Non-Lead Securitization Note Holder shall be required to, promptly following notice from the Master Servicer, reimburse each of the applicable Indemnified Parties for its pro rata share of the insufficiency; provided, however, that each Non-Lead Securitization Note Holder’s obligation to pay Indemnified Items to the Operating Advisor shall be subject to any limitations and conditions (including limitations and conditions with respect to the timing of such payments and the sources of funds for such payments) as may be set forth from time to time in a related Non-Lead Securitization Servicing Agreement.

Any Non-Lead Master Servicer (or if not made by such Non-Lead Master Servicer, the Non-Lead Trustee) may be required to make P&I Advances on the related Non-Lead Securitization Note, from time to time, subject to the terms of the related servicing agreement for the related Securitization (each such agreement, a “Non-Lead Securitization Servicing Agreement”) and this Agreement. The Master Servicer, the Special Servicer and the Trustee, as applicable, shall each be entitled to make its own recoverability determination with respect to a P&I Advance to be made on the Lead Securitization Note based on the information that it has on hand and in accordance with the Lead Securitization Servicing Agreement. Each Non-Lead Master Servicer, Non-Lead Special Servicer and Non-Lead Trustee under the related Non-Lead Securitization Servicing Agreement, as applicable, shall be entitled to make their own recoverability determination with respect to a P&I Advance to be made on the related Non-Lead Securitization Note based on the information that they have on hand and in accordance with the Non-Lead Securitization Servicing Agreement. The Master Servicer and the Trustee, as applicable, and the related Non-Lead Master Servicer or the related Non-Lead Trustee shall be required to notify the other of the amount of its P&I Advance within two Business Days of making such advance. If the Master Servicer, the Special Servicer or the Trustee, as applicable (with respect to the Lead Securitization Note) or a Non-Lead Master

Servicer, Non-Lead Special Servicer or a Non-Lead Trustee, as applicable (with respect to a Non-Lead Securitization Note), determines that a proposed P&I Advance, if made, would be non-recoverable or an outstanding P&I Advance is or would be non-recoverable, or if the Master Servicer, the Special Servicer or the Trustee, as applicable, subsequently determines that a proposed Servicing Advance would be non-recoverable or an outstanding Servicing Advance is or would be non-recoverable, then the Master Servicer or the Trustee (as provided in the Lead Securitization Servicing Agreement, in the case of a determination of non-recoverability by the Master Servicer, the Special Servicer or the Trustee) or the related Non-Lead Master Servicer or the related Non-Lead Trustee (as provided in the related Non-Lead Securitization Servicing Agreement, in the case of a determination of non-recoverability by the related Non-Lead Master Servicer, the related Non-Lead Special Servicer or the related Non-Lead Trustee) shall notify the Master Servicer and the Trustee, or the Non-Lead Master Servicer and the Non-Lead Trustee, as the case may be, of the other Securitization within two Business Days of making such determination. Each of the Master Servicer, the Trustee, a Non-Lead Master Servicer and a Non-Lead Trustee, as applicable, will only be entitled to reimbursement for a P&I Advance that becomes non-recoverable first from the Companion Distribution Account from amounts allocable to the Note for which such P&I Advance was made, and then, if funds are insufficient, (i) in the case of the Lead Securitization Note, from general collections of the Lead Securitization Trust, pursuant to the terms of the Lead Securitization Servicing Agreement and (ii) in the case of a Non-Lead Securitization Note, from general collections of the Securitization Trust that owns such Non-Lead Securitization Note, as and to the extent provided in the related Non-Lead Securitization Servicing Agreement.

(c)               The Lead Securitization Note Holder agrees that it shall cause the Lead Securitization Servicing Agreement to provide as follows (and to the extent such following provisions are not included in the Lead Securitization Servicing Agreement, they shall be deemed incorporated therein and made a part thereof):

(i)                         the Master Servicer shall remit all payments received with respect to each Non-Lead Securitization Note, net of the primary servicing fee payable to the Master Servicer and servicing fees payable to the Special Servicer with respect to such Non-Lead Securitization Note, and any other applicable fees and reimbursements payable to the Master Servicer, the Special Servicer and the Trustee, to the Non-Lead Securitization Note Holder by the earlier of (x) the Remittance Date and (y) the Business Day following the “determination date” (or any term substantially similar thereto) as defined in the Non-Lead Securitization Servicing Agreement (such determination date, the “Non-Lead Securitization Determination Date”), in each case as long as the date on which remittance is required under this clause (i) is at least one business day after the scheduled monthly payment date under the Loan Agreement, provided, that any late collections received by the Master Servicer after the related due date under the Mortgage Loan shall be remitted by the Master Servicer in accordance with clause (c)(xiii) below;

(ii)                      with respect to the Non-Lead Securitization Note that is held by a Securitization, the Master Servicer agrees to deliver or cause to be delivered or to make available to the Non-Lead Master Servicer all reports required to be delivered by the Master Servicer to the Certificate Administrator under the Lead Securitization Servicing

Agreement (which shall include all loan-level reports constituting the CREFC® Investor Reporting Package (IRP)) pursuant to the terms of the Lead Securitization Servicing Agreement, to the extent related to the Mortgage Loan, the Mortgaged Property, the Non-Lead Securitization Note, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, by the earlier of (x) the Remittance Date and (y) the Business Day following the Non-Lead Securitization Determination Date, in each case so long as the date on which delivery is required under this clause (ii) is at least one business day after the scheduled monthly payment date under the Loan Agreement;

(iii)                   the Master Servicer and Special Servicer, as applicable, shall provide (in electronic media) to each Non-Controlling Note Holder all documents, certificates, instruments, notices, reports, operating statements, rent rolls and other information regarding the Mortgage Loan that it has provided, or that it is required to provide, to the Controlling Note Holder or the Operating Advisor in connection with any request for consent made to, or consultation with, the Non-Controlling Note Holder;

(iv)                  the Non-Lead Securitization Note Holder shall be entitled to the same indemnity as the Lead Securitization Note Holder under the Lead Securitization Servicing Agreement; each of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Custodian shall be required to (and shall require any Servicing Function Participant or Additional Servicer engaged by it to) indemnify each Certifying Person and the depositor of any public Securitization related to a Non-Lead Securitization Note, and their respective directors and officers and controlling persons, to the same extent that they indemnify the Depositor (as depositor in respect of the Lead Securitization) and each Certifying Person for (i) its failure to deliver the items in clause (v) below in a timely manner, (ii) its failure to perform its obligations to such depositor or Non-Lead Trustee under Article XI (or any article substantially similar thereto that addresses Exchange Act reporting and Regulation AB compliance) of the Lead Securitization Servicing Agreement by the time required after giving effect to any applicable grace period or cure period, (iii) the failure of any Servicing Function Participant or Additional Servicer retained by it (other than a Mortgage Loan Seller Sub-Servicer) to perform its obligations to such depositor or trustee under such Article XI (or any article substantially similar thereto that addresses Exchange Act reporting and Regulation AB compliance) of the Lead Securitization Servicing Agreement by the time required and/or (iv) any Deficient Exchange Act Deliverable regarding, and delivered by or on behalf of, such party;

(v)                      with respect to any Non-Lead Securitization that is subject to reporting requirements under the Securities Act, the Exchange Act (including Rule 15Ga-1), and Regulation AB, (a) the Master Servicer, any primary servicer, the Special Servicer, the Trustee, the Certificate Administrator or other party acting as custodian for the Lead Securitization shall be required to deliver (and shall be required to cause each other servicer and servicing function participant (within the meaning of Items 1123 and 1122, respectively, of Regulation AB) retained or engaged by it to deliver; provided that such party shall only be required to use commercially reasonable efforts to cause a Mortgage Loan Seller Sub-Servicer to deliver), to the Non-Lead Depositor and the Non-Lead

Trustee, in a timely manner, (i) the reports, certifications, compliance statements, accountants’ assessments and attestations, and all information to be included in reports (including, without limitation, Form ABS 15G, Form 10-K, Form 10-D and Form 8-K), and (ii) upon request, any other materials specified in the Non-Lead Securitization Servicing Agreement, in the case of clauses (i) and (ii), as the parties to each Non-Lead Securitization may reasonably require in order to comply with their obligations under the Securities Act, the Exchange Act (including Rule 15Ga-1), Regulation AB and Form SF-3 and (b) without limiting the generality of the foregoing, the Initial Note Holder of the Lead Securitization Note shall provide in a timely manner to the Non-Lead Depositor and the Non-Lead Trustee, if any, a copy of the Lead Securitization Servicing Agreement in EDGAR-compatible format (but not later than one business day following the closing date of the Lead Securitization) and each Servicer under the Lead Securitization Servicing Agreement will be required, upon prior written request, to provide to the Non-Lead Depositor and the Non-Lead Trustee, if any, any other information required to comply in a timely manner with applicable filing requirements under Items 1.01 and 6.02 of Form 8-K, any other disclosure information required pursuant to Regulation AB, in each case in a timely manner for inclusion in any disclosure document (or for filing under Form 8-K, as applicable), and with respect to such Servicers, upon prior written request, market indemnification agreements, opinions and Regulation AB compliance letters as were or are being delivered with respect to the Lead Securitization (in each case at the expense of the Non-Lead Securitization Note Holder). The Master Servicer, any primary servicer and the Special Servicer shall each be required to provide certification and indemnification to each Certifying Person with respect to the Sarbanes-Oxley Certification (or analogous terms) as such terms are defined in the Non-Lead Securitization Servicing Agreement;

(vi)                  each of the Master Servicer, the Special Servicer, the Custodian and the Trustee and each Affected Reporting Party (or analogous term) shall cooperate (and require each Servicing Function Participant and Additional Servicer retained by it to cooperate under the applicable Sub-Servicing Agreement), with the Non-Lead Depositor (including, without limitation, providing all due diligence information, reports, written responses, negotiations and coordination) to the same extent as such party is required to cooperate with the Depositor under Article XI (or any article substantially similar thereto that addresses Exchange Act reporting and Regulation AB compliance) of the Lead Securitization Servicing Agreement and in connection with Deficient Exchange Act Deliverables. All respective reasonable out-of-pocket costs and expenses incurred by the Non-Lead Depositor (including reasonable legal fees and expenses of outside counsel to such depositor) in connection with the foregoing (other than those costs and expenses related to participation by the Non-Lead Depositor in any telephone conferences and meetings with the United States Securities and Exchange Commission (the “Commission”) and other costs the Non-Lead Depositor must bear pursuant to Article XI (or any article substantially similar thereto that addresses Exchange Act reporting and Regulation AB compliance) of the Lead Securitization Servicing Agreement) and any amendments to any reports filed with the Commission therewith shall be promptly paid by the applicable Affected Reporting Party upon receipt of an itemized invoice from such Non-Lead Depositor;

(vii)               each Non-Lead Securitization Note Holder (unless it is a Borrower Party) is an intended third-party beneficiary in respect of the rights afforded it under the Lead Securitization Servicing Agreement;

(viii)            each Non-Lead Master Servicer and each Non-Lead Special Servicer shall be a third-party beneficiary of the Lead Securitization Servicing Agreement with respect to all provisions therein expressly relating to compensation, reimbursement or indemnification of such Non-Lead Master Servicer or Non-Lead Special Servicer, as the case may be, and the provisions regarding coordination of advances;

(ix)                    if the Mortgage Loan becomes a Defaulted Mortgage Loan and the Special Servicer determines to sell the Lead Securitization Note in accordance with the Lead Securitization Servicing Agreement, it shall have the right and the obligation to sell each of the Notes as notes evidencing one whole loan in accordance with the terms of the Lead Securitization Servicing Agreement. In connection with any such sale, the Special Servicer shall provide notice to each Non-Lead Master Servicer who shall provide notice to the related Non-Controlling Note Holder of the planned sale and of such Non-Controlling Note Holder’s opportunity to submit an offer on the Mortgage Loan;

(x)                       the Lead Securitization Servicing Agreement shall not be amended in any manner that materially and adversely affects any Non-Lead Securitization Note Holder without the consent of such Non-Lead Securitization Note Holder;

(xi)                    Servicer Termination Events with respect to the Master Servicer and the Special Servicer shall include: (i) solely with respect to the Master Servicer, the failure to timely remit payments to a Non-Lead Securitization Note Holder, which failure continues unremedied for one (1) Business Day following the date on which such payment was to be made; (ii) solely with respect to the Special Servicer, the failure to deposit into any REO Account any amount required to be so deposited within two (2) Business Days after the date such deposit was to be made, or the failure to remit to the Master Servicer for deposit into the Collection Account or the Companion Distribution Account, as applicable, any amount required to be so remitted by the Special Servicer within one (1) Business Day after the date such remittance was to be made; (iii) the qualification, downgrade or withdrawal, or placing on “watch status” in contemplation of a rating downgrade or withdrawal of the ratings of any class of certificates issued in connection with a Non-Lead Securitization by the rating agencies rating such securities (and such qualification, downgrade, withdrawal or “watch status” placement shall not have been withdrawn by such rating agencies within sixty (60) days of actual knowledge of such event by the Master Servicer or the Special Servicer, as the case may be), and publicly citing servicing concerns with the Master Servicer or Special Servicer, as applicable, as the sole or a material factor in such rating action; and (iv) the failure to provide to a Non-Lead Securitization Note Holder (if and to the extent required under the related Non-Lead Securitization) reports required under the Exchange Act, and the rules and regulations thereunder, in a timely fashion;

(xii)                 in connection with (A) any amendment of the Lead Securitization Servicing Agreement, a party to such Lead Securitization Servicing Agreement is required to provide a copy of the executed amendment to each Non-Lead Depositor and one or more parties to the related Non-Lead Securitization Servicing Agreement (which may be by e-mail), together with a copy of such amendment in electronic format, no later than the effective date of such amendment, and (B) the termination, resignation and/or replacement of the Master Servicer or Special Servicer under the Lead Securitization Servicing Agreement, the replacement “master servicer” or replacement “special servicer”, as applicable, is required to provide to each Non-Lead Depositor and one or more parties to the related Non-Lead Securitization Servicing Agreement all disclosure about itself that is required to be included in Form 8-K no later than the date of effectiveness of such replacement;

(xiii)              any late collections received by the Master Servicer from the Mortgage Loan Borrower that are allocable to a Non-Lead Securitization Note or reimbursable to a Non-Lead Master Servicer or a Non-Lead Trustee shall be remitted by the Master Servicer to the related Non-Lead Master Servicer within one (1) Business Day of receipt of properly identified and available funds constituting such late collections; provided, however, that to the extent any such amounts are received after 3:00 p.m. Eastern time on any given Business Day, the Master Servicer shall use commercially reasonable efforts to remit such late collections to such Non-Lead Master Servicer within one (1) Business Day of receipt of properly identified and available funds but, in any event, the Master Servicer shall remit such amounts within two (2) Business Days of receipt of properly identified and available funds;

(xiv)             any conflict between the Lead Securitization Servicing Agreement and this Agreement shall be resolved in favor of this Agreement provided that in no event shall the Master Servicer or the Special Servicer, as the case may be, take any action or omit to take any action in accordance with the terms of this Agreement that would cause the Master Servicer or the Special Servicer, as the case may be, to violate the Servicing Standard or the REMIC Provisions;

(xv)                special servicing, workout and liquidation fee rates shall not exceed 0.25%, 1.00% and 1.00%, respectively, subject to any market minimum amounts and fee offsets set forth in the Lead Securitization Servicing Agreement;

(xvi)             each Lead Securitization Servicing Agreement shall also satisfy Moody’s rating methodology as of the closing date of the Lead Securitization Servicing Agreement for eligible accounts and permitted investments for a securitization rated “Aaa” by Moody’s;

(xvii)          the Servicing Standard in the Lead Securitization Servicing Agreement shall require, among other things, that each Servicer, in servicing the Mortgage Loan, must take into account the interests of each Note Holder; and

(xviii)       the holder of the Lead Securitization Note shall:

(i)                         on, or within a timely manner following, the closing date of the Lead Securitization, provide notice of the closing of the Lead Securitization and send (or provide for access through a financial printer together with notice (which may be by email) and contact information therefor) a copy (in EDGAR-compatible format) of the Lead Securitization Servicing Agreement to each other Note Holder; and

(ii)                      give each other Note Holder written notice in a timely manner (but no later than one (1) business day prior to the applicable filing date) of any re-filing (other than a filing made in connection with a formal amendment of the Lead Securitization Servicing Agreement) by the Depositor of the Lead Securitization Servicing Agreement subsequent to the Securitization Date if such filing contains revisions or changes that are material to the other Note Holders.

(d)               Each Non-Lead Securitization Note Holder agrees that, if the related Non-Lead Securitization Note is included in a Securitization, it shall cause the applicable Non-Lead Securitization Servicing Agreement to contain provisions to the effect that:

(i)                         such Non-Lead Securitization Note Holder shall be responsible for its pro rata share of any Nonrecoverable Advances relating to Servicing Advances (and Advance Interest thereon) and any additional expenses of the Trust Fund, but only to the extent that such expenses relate to servicing and administration of the Notes, including without limitation, any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees relating to the Notes, and that in the event that amounts on deposit in the Companion Distribution Account or Collection Account in respect of the Mortgage Loan, as applicable, are insufficient for reimbursement of such amounts, the related Non-Lead Master Servicer will be required to, promptly following notice from the Master Servicer, reimburse the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, out of general collections in the collection account (or equivalent account) established under the Non-Lead Securitization Servicing Agreement for such Non-Lead Securitization Note Holder’s pro rata share of any such Nonrecoverable Advances and/or additional expenses of the Trust Fund;

(ii)                      each of the Indemnified Parties shall be indemnified (as and to the same extent the Lead Securitization Trust is required to indemnify each of such Indemnified Parties in respect of other mortgage loans in the Lead Securitization Trust pursuant to the terms of Lead Securitization Servicing Agreement) by each Securitization Trust holding a Non-Lead Securitization Note, against any of the Indemnified Items to the extent of its pro rata share of such Indemnified Items, and to the extent amounts on deposit in the Companion Distribution Account are insufficient for reimbursement of such amounts, the related Non-Lead Master Servicer will be required to reimburse each of the applicable Indemnified Parties for its pro rata share of the insufficiency out of general collections in the collection account (or equivalent account) established under the related Non-Lead Securitization Servicing Agreement; provided, however, that such Non-Lead Securitization Servicing Agreement may include limitations and conditions on the payment or reimbursement of Indemnified Items to the Operating Advisor (including limitations and conditions with respect to the timing of such payments or reimbursements and the sources of funds for such payments or reimbursements);

(iii)                   the related Non-Lead Master Servicer, related Non-Lead Trustee or certificate administrator under the related Non-Lead Securitization Servicing Agreement will be required to deliver to the Trustee, the Certificate Administrator, the Special Servicer, the Master Servicer and the Operating Advisor (i) promptly following Securitization of such Non-Lead Securitization Note, notice of the deposit of such Non-Lead Securitization Note into a Securitization Trust (which notice shall also provide contact information for the related Non-Lead Trustee, the related certificate administrator, the related Non-Lead Master Servicer, the related Non-Lead Special Servicer and the party designated to exercise the rights of the related “Non-Controlling Note Holder” and “Non-Lead Securitization Note Holder” under this Agreement), accompanied by a certified copy of the related executed Non-Lead Securitization Servicing Agreement and (ii) notice of any subsequent change in the identity of the related Non-Lead Master Servicer or the party designated to exercise the rights of the related “Non-Controlling Note Holder” or “Non-Lead Securitization Note Holder” under this Agreement (together with the relevant contact information); and

(iv)                  the Master Servicer and the Special Servicer and the Lead Securitization Trust shall be third party beneficiaries of the foregoing provisions.

(e)               Prior to the Securitization of a Non-Lead Securitization Note (including any New Note), all notices, reports, information or other deliverables required to be delivered to the related Non-Lead Securitization Note Holder pursuant to this Agreement or the Lead Securitization Servicing Agreement by the Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) only need to be delivered to the related Non-Lead Securitization Note Holder (or its Note Holder Representative) and, when so delivered to such Non-Lead Securitization Note Holder (or its Note Holder Representative, as applicable), the Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) shall be deemed to have satisfied its delivery obligations with respect to such items hereunder or under the Lead Securitization Servicing Agreement. Following the Securitization of a Non-Lead Securitization Note (including any New Note), as applicable, all notices, reports, information or other deliverables required to be delivered to the related Non-Lead Securitization Note Holder pursuant to this Agreement or the Lead Securitization Servicing Agreement by the Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) shall be delivered to the related Non-Lead Master Servicer and Non-Lead Special Servicer (who then may forward such items to the party entitled to receive such items as and to the extent provided in the related Non-Lead Securitization Servicing Agreement) and, when so delivered to such Non-Lead Master Servicer and such Non-Lead Special Servicer, the Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) shall be deemed to have satisfied its delivery obligations with respect to such items hereunder or under the Lead Securitization Servicing Agreement (except where required by this Agreement or the Lead Securitization Servicing Agreement to deliver items directly to a Non-Lead Depositor or other party to a Non-Lead Securitization Servicing Agreement for purposes of compliance with securities laws).

(f)                The Lead Securitization Note Holder agrees that, if a Non-Lead Securitization Note is included in a Securitization, and such Non-Lead Securitization is subject to reporting requirements under Regulation AB, the Master Servicer, the Special Servicer, the Trustee and the Custodian shall be required to reasonably cooperate with the Non-Lead Asset Representations Reviewer in connection with such Non-Lead Asset Representations Reviewer’s obligations under any Non-Lead Securitization Servicing Agreement with respect to the Mortgage Loan by providing any documents reasonably requested by the Non-Lead Asset Representations Reviewer or other requesting party in connection with the Non-Lead Asset Representations Reviewer’s obligations, but only to the extent such documents are in the possession of the Master Servicer, the Special Servicer, the Trustee or the Custodian, as the case may be, but in any event excluding any documents known to such the Master Servicer, the Special Servicer, the Trustee or the Custodian to contain information that is proprietary to the related originator or Initial Note Holders or any draft documents or privileged or internal communications. The reasonable out-of-pocket expenses of the Master Servicer, Special Servicer, the Trustee and the Custodian actually incurred in connection with their compliance with such requests shall be reimbursable by the Non-Lead Asset Representations Reviewer or, if not paid by the Non-Lead Asset Representations Reviewer, the Non-Lead Securitization Note Holder.

Section 3.                Priority of Payments.

(a)               Each Note shall be of equal priority, and no portion of any Note shall have priority or preference over any portion of any other Note or security therefor. All amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property or amounts realized as proceeds thereof, whether received in the form of Periodic Payments, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan or Insurance and Condemnation Proceeds (other than proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the terms of the Mortgage Loan Documents) shall be applied by the Lead Securitization Note Holder (or its designee) to the Notes on a Pro Rata and Pari Passu Basis; provided, that (x) all amounts for required reserves or escrows required by the Mortgage Loan Documents to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of property protection expenses or Servicing Advances then due and payable or reimbursable to the Trustee or any Servicer under the Lead Securitization Servicing Agreement shall be applied to the extent set forth in, and in accordance with the terms of, the Mortgage Loan Documents; and (y) all amounts that are then due, payable or reimbursable to any Servicer, with respect to the Mortgage Loan pursuant to the Lead Securitization Servicing Agreement and any other compensation payable to it thereunder (including without limitation, any additional expenses of the Trust Fund relating to the Mortgage Loan (but subject to the second paragraph of Section 5(d) hereof) reimbursable to, or payable by, such parties and any Special Servicing Fees, Liquidation Fees, Workout Fees and Penalty Charges (to the extent provided in the immediately following paragraph) but excluding (i) any P&I Advances (and interest thereon) on the Lead Securitization Note, which shall be reimbursed in accordance with Section 2(b) hereof, and (ii) any Master Servicing Fees due to the Master Servicer in excess of the Non-Lead Securitization Note’s pro rata share of that portion of such servicing fees calculated at the “primary servicing fee rate” applicable to the Mortgage Loan as set forth in the Lead Securitization Servicing

Agreement, which such excess shall not be subject to the allocation provisions of this Section 3) shall be payable in accordance with the Lead Securitization Servicing Agreement.

For clarification purposes, Penalty Charges paid on each Note shall first, be used to reduce, on a pro rata basis, the amounts payable on each Note by the amount necessary to pay the Master Servicer, the Trustee or the Special Servicer for any interest accrued on any Servicing Advances and reimbursement of any Servicing Advances in accordance with the terms of the Lead Securitization Servicing Agreement, second, be used to reduce the respective amounts payable on each Note by the amount necessary to pay the Master Servicer, Trustee, the Non-Lead Master Servicer or the Non-Lead Trustee for any interest accrued on any P&I Advance made with respect to such Note by such party (if and as specified in the Lead Securitization Servicing Agreement or the Non-Lead Securitization Servicing Agreement, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each Note by the amount necessary to pay additional expenses of the Trust Fund (including Special Servicing Fees, unpaid Workout Fees and Liquidation Fees (to the extent specified in the Lead Securitization Servicing Agreement)) incurred with respect to the Mortgage Loan and finally, with respect to any remaining amount of Penalty Charges, shall be distributed (y) prior to the Lead Securitization, to each Noteholder on a Pro Rata and Pari Passu Basis, and (z) following the Lead Securitization, to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Lead Securitization Servicing Agreement; provided, however, that (1) if the Lead Securitization does not include the Controlling Note and (2) if the servicing of the Mortgage Loan is required to shift from such Lead Securitization to the Note A-1 Securitization, then, following the Note A-1 Securitization, with respect to any such remaining amount allocable to a Non-Lead Securitization Note, (i) prior to the securitization of such Non-Lead Securitization Note, to the applicable Non-Lead Securitization Note Holder, and (ii) following the securitization of such Non-Lead Securitization Note, to the Master Servicer and/or the Special Servicer as additional servicing compensation as provided in the Lead Securitization Servicing Agreement.

Any proceeds received from the sale of the primary servicing rights with respect to the Mortgage Loan shall be remitted, promptly upon receipt thereof, to the Note Holders on a Pro Rata and Pari Passu Basis. Any proceeds received by any Note Holder from the sale of master servicing rights with respect to its Note shall be for its own account.

Section 4.                Workout. Notwithstanding anything to the contrary contained herein, but subject to the terms and conditions of the Lead Securitization Servicing Agreement, and the obligation to act in accordance with the Servicing Standard, if the Lead Securitization Note Holder, or any Servicer, in connection with a workout or proposed workout of the Mortgage Loan, modifies the terms thereof such that (i) the principal balance of the Mortgage Loan is decreased, (ii) the Interest Rate is reduced, (iii) payments of interest or principal on any Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Mortgage Loan, such modification shall not alter, and any modification of the Mortgage Loan Documents shall be structured to preserve, the equal priorities of each Note as described in Section 3.

Section 5.                Administration of the Mortgage Loan.

(a)               Subject to this Agreement (including but not limited to Section 5(c)) and the Lead Securitization Servicing Agreement and subject to the rights and consents, where required, of the Controlling Note Holder, the Lead Securitization Note Holder (or the Master Servicer, the Special Servicer or the Trustee acting on behalf of the Lead Securitization Note Holder) shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Mortgage Loan, including, without limitation, the sole authority to modify or waive any of the terms of the Mortgage Loan Documents or consent to any action or failure to act by the Mortgage Loan Borrower or any other party to the Mortgage Loan Documents, call or waive any Event of Default, accelerate the Mortgage Loan or institute any foreclosure action or other remedy, and no Non-Lead Securitization Note Holder shall have any voting, consent or other rights whatsoever except as explicitly set forth herein with respect to the Lead Securitization Note Holder’s administration of, or exercise of its rights and remedies with respect to, the Mortgage Loan. Subject to this Agreement and the Lead Securitization Servicing Agreement, no Non-Lead Securitization Note Holder shall have any right to, and each Non-Lead Securitization Note Holder hereby presently and irrevocably assigns and conveys to the Lead Securitization Note Holder (or the Master Servicer, the Special Servicer or the Trustee acting on behalf of the Lead Securitization Note Holder) the rights, if any, that such Note Holder has to, (i) call or cause the Lead Securitization Note Holder to call an Event of Default under the Mortgage Loan, or (ii) exercise any remedies with respect to the Mortgage Loan or the Mortgage Loan Borrower, including, without limitation, filing or causing the Lead Securitization Note Holder to file any bankruptcy petition against the Mortgage Loan Borrower. The Lead Securitization Note Holder (or the Master Servicer, the Special Servicer or the Trustee acting on behalf of the Lead Securitization Note Holder) shall not have any fiduciary duty to any Non-Lead Securitization Note Holder in connection with the administration of the Mortgage Loan (but the foregoing shall not relieve the Lead Securitization Note Holder from the obligation to make any disbursement of funds as set forth herein or its obligation to follow the Servicing Standard (in the case of the Master Servicer or the Special Servicer) or any liability for failure to do so).

Each Note Holder hereby acknowledges the right and obligation of the Lead Securitization Note Holder (or the Special Servicer acting on behalf of the Lead Securitization Note Holder), upon the Mortgage Loan becoming a Defaulted Loan to sell the Notes together as notes evidencing one whole loan in accordance with the terms of the Lead Securitization Servicing Agreement and shall require that all offers be submitted to the Special Servicer in writing. Whether any cash offer constitutes a fair price for the Mortgage Loan shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person. Absent an offer at least equal to the Purchase Price, no offer from an Interested Person shall constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer from an Interested Person received represents a fair price for the Mortgage Loan, the Trustee shall rely on the most recent Appraisal (or update of such Appraisal) conducted in accordance with the Lead Securitization Servicing Agreement within the preceding nine (9)-month period or, in the absence of any such Appraisal, on a new Appraisal. In determining whether any such offer from a Person other than an Interested Person constitutes a fair price for the Mortgage Loan, the Special Servicer shall take into account (in addition to the results of any Appraisal or updated Appraisal or narrative appraisal that it may have obtained within the prior nine (9) months pursuant to the Lead Securitization Servicing Agreement) among other factors, the period and amount of the occupancy level and physical condition of the Mortgaged Property and the state of the local economy. Except as provided in the following paragraph, the cost of any Appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the Master Servicer. Notwithstanding the foregoing, the Lead Securitization Note Holder (or the Special Servicer acting on behalf of the Lead Securitization Note Holder) shall not be permitted to sell the Mortgage Loan without the written consent of each Non-Lead Securitization Note Holder (provided that such consent is not required if the related Non-Lead Securitization Note is held by a Borrower Party) unless the Special Servicer has delivered to such Non-Lead Securitization Note Holder: (a) at least 15 Business Days prior written notice of any decision to attempt to sell the Mortgage Loan; (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale, (c) at least ten (10) days prior to the proposed sale date, a copy of the most recent appraisal for the Mortgage Loan, and any documents in the servicing file reasonably requested by such Non-Lead Securitization Note Holder that are material to the sale price of the Mortgage Loan and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Lead Securitization Note Holder Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, however, that such Non-Lead Securitization Note Holder may waive any delivery or timing requirements set forth in this sentence only for itself. Subject to the foregoing, each of the Controlling Note Holder, the Controlling Note Holder Representative, the Non-Controlling Note Holders and the Non-Controlling Note Holder Representatives shall be permitted to submit an offer at any sale of the Mortgage Loan (unless such Person is a Borrower Party).

Notwithstanding anything contained in the preceding paragraph to the contrary, if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the offering Interested Person purchaser) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing loans similar to the Mortgage Loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for the Mortgage Loan. If the Trustee designates such third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable, from the offering Interested Person.

Each Non-Lead Securitization Note Holder hereby appoints the Lead Securitization Note Holder as its agent, and grants to the Lead Securitization Note Holder an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of soliciting and accepting offers for and consummating the sale of the related Non-Lead Securitization Note. Each Non-Lead Securitization Note Holder further agrees that, upon the request of the Lead Securitization Note Holder, such Non-Lead Securitization Note Holder shall execute and deliver to or at the direction of Lead Securitization Note Holder such powers of attorney or other instruments as the Lead Securitization Note Holder may reasonably request to better assure and evidence the foregoing appointment and grant, in each case promptly following request, and shall deliver the original related Non-Lead Securitization Note, endorsed in blank, to or at the direction of the Lead Securitization Note Holder in connection with the consummation of any such sale.

The authority of the Lead Securitization Note Holder to sell the Non-Lead Securitization Notes, and the obligations of the Non-Lead Securitization Note Holders to execute and deliver instruments or deliver the Non-Lead Securitization Notes upon request of the Lead Securitization Note Holder, shall terminate and cease to be of any further force or effect upon the date, if any, upon which the Lead Securitization Note is repurchased by the Initial Note Holder from the trust fund established under the Lead Securitization Servicing Agreement in connection with a material breach of representation or warranty made by such Initial Note Holder with respect to the Lead Securitization Note or material document defect with respect to the documents delivered by the related Initial Note Holder with respect to the Lead Securitization Note upon the consummation of the Lead Securitization. The preceding sentence shall not be construed to grant to a Non-Lead Securitization Note Holder the benefit of any representation or warranty made by such Initial Note Holder or any document delivery obligation imposed on such Initial Note Holder under any mortgage loan purchase and sale agreement, instrument of transfer or other document or instrument that may be executed or delivered by such Initial Note Holder in connection with the Lead Securitization.

(b)               The administration of the Mortgage Loan shall be governed by this Agreement and the Lead Securitization Servicing Agreement. The servicing of the Mortgage Loan shall be carried out by the Master Servicer and, if the Mortgage Loan is a Specially Serviced Mortgage Loan (or to the extent otherwise provided in the Lead Securitization Servicing Agreement), by the Special Servicer, in each case pursuant to the Lead Securitization Servicing Agreement. Notwithstanding anything to the contrary contained herein, in accordance with the Lead Securitization Servicing Agreement, the Lead Securitization Note Holder shall cause the Master Servicer and the Special Servicer to service and administer the Mortgage Loan in accordance with the Servicing Standard, taking into account the interests of each Note Holder. The Note Holders agree to be bound by the terms of the Lead Securitization Servicing Agreement. All rights and obligations of the Lead Securitization Note Holder described hereunder may be exercised by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee on behalf of the Lead Securitization Note Holder. The Lead Securitization Servicing Agreement shall not be amended in any manner that may materially and adversely affect any Non-Lead Securitization Note Holder in its capacity as a Non-Lead Securitization Note Holder without such Non-Lead Securitization Note Holder’s prior written consent. Each Non-Lead Securitization Note Holder (unless it is a Borrower Party) shall be a third-party beneficiary to the Lead Securitization Servicing Agreement with respect to its rights as specifically provided for therein.

(c)               Notwithstanding the foregoing, the Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) shall be required (i) to provide copies of any notice, information and report that it is required to provide to the Lead Securitization Note Holder Representative pursuant to the Lead Securitization Servicing Agreement (for this purpose, without regard to whether such items are actually required to be provided to the Lead Securitization Note Holder Representative under the Lead Securitization Servicing Agreement due to the occurrence of a Control Termination Event or a Consultation Termination Event or effectively equivalent period) with respect to any Major Decision or the implementation of any recommended actions outlined in an Asset Status Report relating to the Mortgage Loan, to a Non-Lead Securitization Note Holder (or its Non-Lead Securitization Note Holder Representative), within the same time frame it is required to provide to the Lead Securitization Note Holder Representative (for this purpose, without regard to whether such items are actually required to be provided to the Lead Securitization Note Holder Representative under the Lead Securitization Servicing Agreement due to the occurrence of a Control Termination Event or a Consultation Termination Event or effectively equivalent period, but subject to any limitations in the Lead Securitization Servicing Agreement regarding providing such information to the Mortgage Loan Borrower or those who have certain relationships with the Mortgage Loan Borrower) and (ii) to consult with each Non-Controlling Note Holder (or its Non-Controlling Note Holder Representative) on a strictly non-binding basis, to the extent having received such notices, information and reports, such Non-Controlling Note Holder (or its Non-Controlling Note Holder Representative) requests consultation with respect to any such Major Decision or the implementation of any recommended actions outlined in an Asset Status Report relating to the Mortgage Loan, and consider alternative actions recommended by such Non-Controlling Note Holder (or its Non-Controlling Note Holder Representative); provided that after the expiration of a period of ten (10) Business Days from the delivery to such Non-Controlling Note Holder (or its Non-Controlling Note Holder Representative) by the Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Lead Securitization Note Holder Representative, the Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) shall no longer be obligated to consult with such Non-Controlling Note Holder (or its Non-Controlling Note Holder Representative) (unless, the Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf) proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of each Non-Controlling Note Holder (or its Non-Controlling Note Holder Representative) set forth in the immediately preceding sentence, the Lead Securitization Note Holder (or Master Servicer or Special Servicer, acting on its behalf) may make any Major Decision or any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) Business Day period if the Lead Securitization Note Holder (or Master Servicer or Special Servicer, as applicable) determines that immediate action with respect thereto is necessary to protect the interests of the Note Holders. In no event shall the Lead Securitization Note Holder (or Master Servicer or Special Servicer, acting on its behalf) be obligated at any time to follow or take any alternative actions recommended by a Non-Controlling Note Holder (or its Non-Controlling Note Holder Representative).

In addition to the consultation rights of each Non-Controlling Note Holder (or its Non-Controlling Note Holder Representative) provided in the immediately preceding paragraph, each Non-Controlling Note Holder shall have the right to attend (in person or telephonically, in the discretion of the Master Servicer or Special Servicer, as applicable) annual meetings with the Lead Securitization Note Holder (or the Master Servicer or the Special Servicer acting on its behalf), upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the Mortgage Loan are discussed.

(d)               If any Note is included as an asset of a real estate mortgage investment conduit (a “REMIC”), within the meaning of Section 860D(a) of the Code, then, any provision of this Agreement to the contrary notwithstanding: (i) the Mortgage Loan shall be administered such that the Notes shall qualify at all times as (or as interests in) a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, (ii) any real property (and related personal property) acquired by or on behalf of the Note Holders pursuant to a foreclosure, exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Mortgage or lien on such property following a default on the Mortgage Loan shall be administered so that the interest of the pro rata share of each Note Holder therein shall at all times qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code and (iii) no Servicer may modify, waive or amend any provision of the Mortgage Loan, consent to or withhold consent from any action of the Mortgage Loan Borrower, or exercise or refrain from exercising any powers or rights which the Note Holders may have under the Mortgage Loan Documents, if any such action would constitute a “significant modification” of the Mortgage Loan, within the meaning of Section 1.860G-2(b) of the regulations of the United States Department of the Treasury, more than three (3) months after the startup day of the REMIC which includes the Notes (or any portion thereof). Each Note Holder agrees that the provisions of this paragraph shall be effected by compliance with any REMIC provisions in the Lead Securitization Servicing Agreement relating to the administration of the Mortgage Loan.

Anything herein or in the Lead Securitization Servicing Agreement to the contrary notwithstanding, if one of the Notes is included in a REMIC and the other is not, such other Note Holder shall not be required to reimburse such Note Holder or any other Person for payment of (i) any taxes imposed on such REMIC, (ii) any costs or expenses relating to the administration of such REMIC or to any determination respecting the amount, payment or avoidance of any tax under such REMIC or (iii) any advances for any of the foregoing or any interest thereon or for deficits in other items of disbursement or income resulting from the use of funds for payment of any such taxes, costs or expenses or advances, nor shall any disbursement or payment otherwise distributable to the other Note Holder be reduced to offset or make-up any such payment or deficit.

Section 6.                Rights of the Controlling Note Holder and Non-Controlling Note Holders.

(a)               The Controlling Note Holder shall have the right at any time to appoint a representative in connection with the exercise of its rights and obligations with respect to the Mortgage Loan (the “Controlling Note Holder Representative”). The Controlling Note Holder shall have the right in its sole discretion at any time and from time to time to remove and replace the Controlling Note Holder Representative. When exercising its various rights under Section 5 and elsewhere in this Agreement, the Controlling Note Holder may, at its option, in each case, act through the Controlling Note Holder Representative. The Controlling Note Holder Representative may be any Person (other than a Borrower Party), including, without limitation, the Controlling Note Holder, any officer or employee of the Controlling Note Holder, any Affiliate of the Controlling Note Holder or any other unrelated third party. No such Controlling Note Holder Representative shall owe any fiduciary duty or other duty to any other Person (other than the Controlling Note Holder). All actions that are permitted to be taken by the Controlling Note Holder under this Agreement may be taken by the Controlling Note Holder Representative acting on behalf of the Controlling Note Holder. No Servicer, Certificate Administrator or Trustee acting on behalf of the Lead Securitization Note Holder shall be required to recognize any Person as a Controlling Note Holder Representative until the Controlling Note Holder has notified each Servicer, Certificate Administrator and Trustee of such appointment and, if the Controlling Note Holder Representative is not the same Person as the Controlling Note Holder, the Controlling Note Holder Representative provides each Servicer, Certificate Administrator and Trustee with written confirmation of its acceptance of such appointment (and such parties will be entitled to rely on such notice), an address and facsimile number for the delivery of notices and other correspondence and a list of officers or employees of such person with whom the parties to this Agreement may deal (including their names, titles, work addresses and facsimile numbers). The Controlling Note Holder shall promptly deliver such information to any Servicer, Certificate Administrator and Trustee. The Controlling Note Holder agrees to inform each such Servicer or Trustee of the then-current Controlling Note Holder Representative.

Neither the Controlling Note Holder Representative nor the Controlling Note Holder, in such capacity, will have any liability to the other Note Holders or any other Person for any action taken, or for refraining from the taking of any action or the giving of any consent or the failure to give any consent pursuant to this Agreement or the Lead Securitization Servicing Agreement, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith, gross negligence or breach of this Agreement. The Note Holders agree that the Controlling Note Holder Representative and the Controlling Note Holder (whether acting in place of the Controlling Note Holder Representative when no Controlling Note Holder Representative shall have been appointed hereunder or otherwise exercising any right, power or privilege granted to the Controlling Note Holder hereunder) may take or refrain from taking actions, or give or refrain from giving consents, that favor the interests of one Note Holder over the other Note Holder, and that the Controlling Note Holder Representative or Controlling Note Holder may have special relationships and interests that conflict with the interests of other Note Holders and, absent willful misfeasance, bad faith, gross negligence or breach of this Agreement on the part of the Controlling Note Holder Representative or the Controlling Note Holder, as the case may be, acting in such capacity, agree to take no action against the Controlling Note Holder Representative, the Controlling Note Holder or any of their respective officers, directors, employees, principals or agents as a result of such special relationships or interests, and that neither the Controlling Note Holder Representative nor the Controlling Note Holder will be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting, or having given any consent or having failed to give any consent, solely in the interests of any Note Holder.

(b)               Each Non-Controlling Note Holder shall have the right at any time to appoint a representative (other than a Borrower Party) in connection with the exercise of its rights and obligations with respect to the Mortgage Loan (with respect to such Note Holder, the “Non-Controlling Note Holder Representative”). All of the provisions relating to the Controlling Note Holder and the Controlling Note Holder Representative set forth in Section 6(a) shall apply to each Non-Controlling Note Holder and its Non-Controlling Note Holder Representative mutatis mutandis.

Each Non-Controlling Note Holder (if it is not the Lead Securitization Note Holder) shall provide notice of its identity and contact information (including any change thereof) to the Trustee, Certificate Administrator, the Master Servicer and the Special Servicer; provided, that each Initial Note Holder shall be deemed to have provided such notice on the date hereof. The Trustee, Certificate Administrator, the Master Servicer and the Special Servicer under the Lead Securitization Servicing Agreement shall be entitled to conclusively rely on such identity and contact information received by it and shall not be liable in respect of any deliveries hereunder sent in reliance thereon. The Non-Controlling Note Holder Representatives with respect to the Non-Controlling Notes, as of the date of this Agreement and until the Lead Securitization Note Holder (and the Master Servicer and the Special Servicer) is notified otherwise, shall be the Initial Note A-2 Holder with respect to Note A-2, the Initial Note A-3 Holder with respect to Note A-3 and the Initial Note A-4 Holder with respect to Note A-4.

(c)               The Controlling Note Holder shall be entitled to exercise the rights and powers granted to the Controlling Note Holder hereunder and the rights and powers granted to the “Directing Holder,” “Controlling Class Certificateholder,” “Controlling Class Representative” or similar party under, and as defined in, the Lead Securitization Servicing Agreement with respect to the Mortgage Loan. In addition, the Controlling Note Holder shall be entitled to advise (1) the Special Servicer with respect to all matters related to the Mortgage Loan if it is a “Specially Serviced Loan” (as defined in the Lead Securitization Servicing Agreement) and (2) the Special Servicer with respect to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer, and, except as set forth below, (i) the Master Servicer shall not be permitted to implement any Major Decision unless it has obtained the prior written consent of the Special Servicer and (ii) the Special Servicer shall not be permitted to consent to the Master Servicer’s implementing any Major Decision nor will the Special Servicer itself be permitted to implement any Major Decision as to which the Controlling Note Holder has objected in writing within ten (10) Business Days after receipt of the written recommendation and analysis and such additional information requested by the Controlling Note Holder, and reasonably available to the Special Servicer, as may be necessary in order to make a judgment with respect to such Major Decision. The Controlling Note Holder may also direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the Mortgage Loan as the Controlling Note Holder may deem advisable.

If the Controlling Note Holder fails to notify the Special Servicer of its approval or disapproval of any proposed Major Decision within ten (10) Business Days after delivery to the Controlling Note Holder by the applicable Servicer of written notice of a proposed Major Decision together with any information requested by the Controlling Note Holder as may be necessary in the reasonable judgment of the Controlling Note Holder in order to make a judgment, then upon the expiration of such ten (10) Business Day period, such Major Decision shall be deemed to have been approved by the Controlling Note Holder.

In the event that the Special Servicer or Master Servicer (in the event the Master Servicer is otherwise authorized by the Lead Securitization Servicing Agreement to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Controlling Note Holder is necessary to protect the interests of the Note Holders (as a collective whole) and the Special Servicer has made a reasonable effort to contact the Controlling Note Holder, the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Controlling Note Holder’s response.

No objection, consent, direction or advice contemplated by the preceding paragraphs may, and neither the Master Servicer nor Special Servicer shall take any action that would (i) require or cause the Master Servicer or the Special Servicer, as applicable, to violate any provision of the Mortgage Loan Documents, applicable law, the Lead Securitization Servicing Agreement, this Agreement, the REMIC Provisions or the Master Servicer or Special Servicer’s obligation to act in accordance with the Servicing Standard or (ii) result in the imposition of a tax on any Trust REMIC under the REMIC Provisions or cause any REMIC Pool to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under subpart E, part I of subchapter J of the Code for federal income tax purposes, (iii) expose the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Depositor, the Asset Representations Reviewer, the Trust or the Trustee or any of their respective Affiliates, officers, directors, shareholders, partners, members, managers, employees or agents to any claim, suit, or liability for which this Agreement or the Lead Securitization Servicing Agreement does not provide indemnification to such party or expose any such party to prosecution for a criminal offense, (iv) materially expand the scope of responsibilities of any of the Master Servicer, Special Servicer, the Certificate Administrator, the Asset Representations Reviewer, the Trustee or the Operating Advisor, as applicable, under this Agreement or the Lead Securitization Servicing Agreement.

Section 7.                Appointment of Special Servicer. Subject to the conditions and requirements set forth in the Lead Securitization Servicing Agreement, the Controlling Note Holder shall have the right at any time and from time to time, with or without cause, to replace the Special Servicer then acting with respect to the Mortgage Loan and appoint a replacement Special Servicer in lieu thereof. Any designation by the Controlling Note Holder (or its Controlling Note Holder Representative) of a Person to serve as Special Servicer shall be made by delivering to the other Note Holder, the Master Servicer, the then existing Special Servicer and other parties to the Lead Securitization Servicing Agreement a written notice stating such designation and satisfying the other conditions to such replacement as set forth in the Lead Securitization Servicing Agreement (including, without limitation, a Rating Agency

Confirmation, but only if required by the terms of the Lead Securitization Servicing Agreement), and delivering to each Non-Controlling Note Holder a Rating Agency Confirmation with respect to any rated securities issued and outstanding under the related Securitization if such replacement Special Servicer does not meet the Required Special Servicer Rating with respect to those Rating Agencies rating the securities of any Securitization related to a Non-Controlling Note Holder. The Controlling Note Holder shall be solely responsible for any expenses incurred in connection with any such replacement without cause. The Controlling Note Holder shall notify the Non-Controlling Note Holders of its termination of the then currently serving Special Servicer and its appointment of a replacement Special Servicer in accordance with this Section 7. If the Controlling Note Holder has not appointed a Special Servicer with respect to the Mortgage Loan as of the consummation of the securitization under the Lead Securitization Servicing Agreement, then the initial Special Servicer designated in the Lead Securitization Servicing Agreement shall serve as the initial Special Servicer but this shall not limit the right of the Controlling Note Holder (or its Controlling Note Holder Representative) to designate a replacement Special Servicer for the Mortgage Loan as aforesaid. If a Servicer Termination Event on the part of the Special Servicer has occurred that affects a Non-Controlling Note Holder, such Non-Controlling Note Holder shall have the right to direct the Trustee (or at any time that the Mortgage Loan is no longer included in a Securitization Trust, the Controlling Note Holder) to terminate the Special Servicer under the Lead Securitization Servicing Agreement solely with respect to the Mortgage Loan pursuant to and in accordance with the terms of the Lead Securitization Servicing Agreement. Upon the occurrence of such a Servicer Termination Event with respect to the Master Servicer that affects a Non-Lead Securitization Note Holder, and the Master Servicer is not otherwise terminated pursuant to the Lead Securitization Servicing Agreement, the Trustee or the Master Servicer shall, upon the direction of the affected Non-Lead Securitization Note Holder, require the appointment of a subservicer with respect to the Mortgage Loan. The Note Holders acknowledge and agree that any successor special servicer appointed to replace the Special Servicer with respect to the Mortgage Loan that was terminated for cause at a Non-Controlling Note Holder’s direction cannot at any time be the person (or an Affiliate thereof) that was so terminated without the prior written consent of such Non-Controlling Note Holder. The Non-Controlling Note Holder that directs the Trustee (or at any time that the Mortgage Loan is no longer included in a Securitization Trust, the Controlling Note Holder) to terminate the Special Servicer shall be solely responsible for reimbursing the Trustee’s or the Controlling Note Holder’s, as applicable, costs and expenses, if not paid within a reasonable time by the terminated special servicer and, in the case of the Trustee, that would otherwise be reimbursed to the Trustee from amounts on deposit in the Collection Account under the Lead Securitization Servicing Agreement.

Section 8.                Payment Procedure.

(a)               The Lead Securitization Note Holder (or the Master Servicer acting on its behalf), in accordance with the priorities set forth in Section 3 and subject to the terms of the Lead Securitization Servicing Agreement, shall deposit or cause to be deposited all payments allocable to the Notes to the Collection Account and/or Companion Distribution Account pursuant to and in accordance with the Lead Securitization Servicing Agreement. The Lead Securitization Note Holder (or the Master Servicer acting on its behalf) shall deposit such amounts to the applicable account within two (2) Business Days after receipt by it of properly identified funds by the Lead Securitization Note Holder (or the Master Servicer acting on its behalf) from or on behalf of the Mortgage Loan Borrower.

(b)               If the Lead Securitization Note Holder determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of any Note must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Mortgage Loan Borrower or paid to the Lead Securitization Note Holder, a Non-Lead Securitization Note Holder or any Servicer or paid to any other Person, then, notwithstanding any other provision of this Agreement, the Lead Securitization Note Holder shall not be required to distribute any portion thereof to the Non-Lead Securitization Note Holders and each Non-Lead Securitization Note Holder shall promptly on demand by the Lead Securitization Note Holder repay to the Lead Securitization Note Holder any portion thereof that the Lead Securitization Note Holder shall have theretofore distributed to such Non-Lead Securitization Note Holder, together with interest thereon at such rate, if any, as the Lead Securitization Note Holder shall have been required to pay to any Mortgage Loan Borrower, Master Servicer, Special Servicer or such other Person with respect thereto.

(c)               If, for any reason, the Lead Securitization Note Holder makes any payment to a Non-Lead Securitization Note Holder before the Lead Securitization Note Holder has received the corresponding payment (it being understood that the Lead Securitization Note Holder is under no obligation to do so), and the Lead Securitization Note Holder does not receive the corresponding payment within five (5) Business Days of its payment to such Non-Lead Securitization Note Holder, such Non-Lead Securitization Note Holder shall, at the Lead Securitization Note Holder’s request, promptly return that payment to the Lead Securitization Note Holder.

(d)               Each Note Holder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Mortgage Loan in excess of its distributable share thereof, it shall promptly remit such excess to the applicable Note Holder, subject to this Agreement and the Lead Securitization Servicing Agreement. The Lead Securitization Note Holder shall have the right to offset any amounts due hereunder from a Non-Lead Securitization Note Holder with respect to the Mortgage Loan against any future payments due to such Non-Lead Securitization Note Holder under the Mortgage Loan. A Non-Lead Securitization Note Holder’s obligations under this Section 8 constitute absolute, unconditional and continuing obligations.

Section 9.                Limitation on Liability of the Note Holders. Each Note Holder shall have no liability to any other Note Holder with respect to its Note except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of such Note Holder; provided, that, notwithstanding any of the foregoing to the contrary, each Servicer will nevertheless be subject to the obligations and standards (including the Servicing Standard) set forth in the related Securitization Servicing Agreement.

The Note Holders acknowledge that, subject to the obligation of the Lead Securitization Note Holder (including any Servicer and the Trustee) to comply with, and except as otherwise required by, the Servicing Standard, the Lead Securitization Note Holder (including any Servicer and the Trustee) may exercise, or omit to exercise, any rights that the Lead Securitization Note Holder may have under the Lead Securitization Servicing Agreement in a manner that may be adverse to the interests of any Non-Lead Securitization Note Holder and that the Lead Securitization Note Holder (including any Servicer and the Trustee) shall have no liability whatsoever to any Non-Lead Securitization Note Holder in connection with such Lead Securitization Note Holder’s exercise of rights or any omission by the Lead Securitization Note Holder to exercise such rights other than as described above; provided, however, that the Servicer must act in accordance with the Servicing Standard.

Section 10.            Bankruptcy. Subject to Section 5(c), each Note Holder hereby covenants and agrees that only the Lead Securitization Note Holder has the right to institute, file, commence, acquiesce, petition under Bankruptcy Code Section 303 or otherwise or join any Person in any such petition or otherwise invoke or cause any other Person to invoke an Insolvency Proceeding with respect to or against the Mortgage Loan Borrower or seek to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to the Mortgage Loan Borrower or all or any part of its property or assets or ordering the winding-up or liquidation of the affairs of the Mortgage Loan Borrower. Each Note Holder further agrees that only the Lead Securitization Note Holder, and not any Non-Lead Securitization Note Holder, can make any election, give any consent, commence any action or file any motion, claim, obligation, notice or application or take any other action in any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding. The Note Holders hereby appoint the Lead Securitization Note Holder as their agent, and grant to the Lead Securitization Note Holder an irrevocable power of attorney coupled with an interest, and their proxy, for the purpose of exercising any and all rights and taking any and all actions available to a Non-Lead Securitization Note Holder in connection with any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding, including, without limitation, the right to file and/or prosecute any claim, vote to accept or reject a plan, to make any election under Section 1111(b) of the Bankruptcy Code with respect to the Mortgage Loan, and to file a motion to modify, lift or terminate the automatic stay with respect to the Mortgage Loan. Each Non-Lead Securitization Note Holder hereby agrees that, upon the request of the Lead Securitization Note Holder, such Non-Lead Securitization Note Holder shall execute, acknowledge and deliver to the Lead Securitization Note Holder all and every such further deeds, conveyances and instruments as the Lead Securitization Note Holder may reasonably request for the better assuring and evidencing of the foregoing appointment and grant. All actions taken by the Servicer in connection with any Insolvency Proceeding are subject to and must be in accordance with the Servicing Standard.

Section 11.            Representations of the Note Holders. Each Note Holder represents and warrants that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene such Note Holder’s charter or any law or contractual restriction binding upon such Note Holder, and that this Agreement is the legal, valid and binding obligation of such Note Holder enforceable against such Note Holder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law. Each Note Holder represents and warrants that it is duly organized, validly existing, in good standing and in possession of all licenses and authorizations necessary to carry on its business. Each Note Holder represents and warrants that (a) this Agreement has been duly executed and delivered by such Note Holder, (b) to such Note Holder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by such Note Holder have been obtained or made and (c) to such Note Holder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against such Note Holder, an adverse outcome of which would materially and adversely affect its performance under this Agreement.

Section 12.            No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute the relationship created hereby between the Note Holders as a partnership, association, joint venture or other entity. The Lead Securitization Note Holder shall have no obligation whatsoever to offer to any Non-Lead Securitization Note Holder the opportunity to purchase a participation interest in any future loans originated by the Lead Securitization Note Holder or its Affiliates and if the Lead Securitization Note Holder chooses to offer to a Non-Lead Securitization Note Holder the opportunity to purchase a participation interest in any future mortgage loans originated by the Lead Securitization Note Holder or its Affiliates, such offer shall be at such purchase price and interest rate as the Lead Securitization Note Holder chooses, in its sole and absolute discretion. No Non-Lead Securitization Note Holder shall have any obligation whatsoever to purchase from the Lead Securitization Note Holder a participation interest in any future loans originated by the Lead Securitization Note Holder or its Affiliates.

Section 13.            Other Business Activities of the Note Holders. Each Note Holder acknowledges that the other Note Holder or its Affiliates may make loans or otherwise extend credit to, and generally engage in any kind of business with, a Borrower Party, any entity that is a holder of debt secured by direct or indirect ownership interests in the Mortgage Loan Borrower or any entity that is a holder of a preferred equity interest in the Mortgage Loan Borrower, and receive payments on such other loans or extensions of credit to any such party and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

Section 14.            Sale of the Notes.

(a)               Except as contemplated by the second following sentence, each Note Holder agrees that it will not sell, assign, transfer, pledge, syndicate, hypothecate, contribute, encumber or otherwise dispose of all or any portion of its respective Note (a “Transfer”) except to a Qualified Institutional Lender in accordance with the terms of this Agreement. Promptly after the Transfer (other than a Transfer to a Securitization Trust), the non-transferring Note Holder(s) shall be provided with (x) a representation from a transferee or the applicable Note Holder certifying that such transferee is a Qualified Institutional Lender (except in the case of a Transfer in accordance with the immediately following sentence) and (y) a copy of the assignment and assumption agreement referred to in Section 15. If a Note Holder intends to Transfer its respective Note, or any portion thereof, to an entity that is not a Qualified

Institutional Lender, it must first (a) obtain the consent of each non-transferring Note Holder and (b) if such non-transferring Note Holder’s Note is held in a Securitization Trust, obtain a Rating Agency Confirmation from each Rating Agency then rating the securities of such Securitization Trust. Notwithstanding the foregoing, without the non-transferring Note Holder’s prior consent (which will not be unreasonably withheld), and, if such non-transferring Note Holder’s Note is held in a Securitization Trust, until a Rating Agency Confirmation is obtained, no Note Holder shall Transfer all or any portion of its Note (or a participation interest in such Note) to a Borrower Party and any such Transfer made without the prior consent of the non-transferring Note Holder and Rating Agency Confirmation (if such non-transferring Note Holder’s Note is held in a Securitization Trust), shall be absolutely null and void and shall vest no rights in the purported transferee; provided that for the avoidance of doubt, transfers of any securities backed by a Note held in a Securitization Trust will not be subject to the foregoing requirement and such transfers shall be governed by the terms of the Lead Securitization Servicing Agreement or any related Non-Lead Securitization Servicing Agreement, as applicable. The transferring Note Holder agrees that it shall pay the expenses of the non-transferring Note Holder (including all expenses of the Master Servicer, the Special Servicer, the Trustee and any Controlling Note Holder or Controlling Note Holder Representative) and all expenses relating to any Rating Agency Confirmation in connection with any such Transfer. Notwithstanding the foregoing, each Note Holder shall have the right, without the need to obtain the consent of the other Note Holder or of any other Person or having to provide any Rating Agency Confirmation, to Transfer 49% or less (in the aggregate) of its beneficial interest in a Note. None of the provisions of this Section 14(a) shall apply in the case of (1) a sale of all of the Notes together, in accordance with the terms and conditions of the Lead Securitization Servicing Agreement or (2) a transfer by the Special Servicer, in accordance with the terms and conditions of the Lead Securitization Servicing Agreement, of the Mortgage Loan or the Mortgaged Property, upon the Mortgage Loan becoming a Defaulted Loan to a single member limited liability or limited partnership, 100% of the equity interest in which is owned directly or indirectly, through one or more single member limited liability companies or limited partnerships, by the Lead Securitization Trust.

(b)               In the case of any Transfer of a participation interest in any of the Notes, (i) the respective Note Holders’ obligations under this Agreement shall remain unchanged, (ii) such Note Holders shall remain solely responsible for the performance of such obligations, and (iii) the Lead Securitization Note Holder and any Persons acting on its behalf shall continue to deal solely and directly with such Note Holder in connection with such Note Holder’s rights and obligations under this Agreement and the Lead Securitization Servicing Agreement, and all amounts payable hereunder shall be determined as if such Note Holder had not sold such participation interest.

(c)               Notwithstanding any other provision hereof, any Note Holder may pledge (a “Pledge”) its Note to any entity (other than a Borrower Party) which has extended a credit facility to such Note Holder and that is either a Qualified Institutional Lender or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by each Rating Agency (or, if not rated by an applicable Rating Agency, an equivalent or higher rating from any two of Fitch, Moody’s and S&P) (a “Note Pledgee”), on terms and conditions set forth in this Section 14(c), it being further agreed that a financing provided by a

Note Pledgee to a Note Holder or any person which Controls such Note that is secured by its Note and is structured as a repurchase arrangement, shall qualify as a “Pledge” hereunder, provided that a Note Pledgee that is not a Qualified Institutional Lender may not take title to the pledged Note without a Rating Agency Confirmation. Upon written notice by the applicable Note Holder to any other Note Holder and any Servicer that a Pledge has been effected (including the name and address of the applicable Note Pledgee), such other Note Holder agrees to acknowledge receipt of such notice and thereafter agrees: (i) to give Note Pledgee written notice of any default by the pledging Note Holder in respect of its obligations under this Agreement of which default such Note Holder has actual knowledge; (ii) to allow such Note Pledgee a period of ten (10) days to cure a default by the pledging Note Holder in respect of its obligations to any other Note Holder hereunder, but such Note Pledgee shall not be obligated to cure any such default; (iii) that no amendment, modification, waiver or termination of this Agreement shall be effective against such Note Pledgee without the written consent of such Note Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed; (iv) that such other Note Holder shall give to such Note Pledgee copies of any notice of default under this Agreement simultaneously with the giving of same to the pledging Note Holder; (v) that such other Note Holder shall deliver to Note Pledgee such estoppel certificate(s) as Note Pledgee shall reasonably request, provided that any such certificate(s) shall be in a form reasonably satisfactory to such other Note Holder; and (vi) that, upon written notice (a “Redirection Notice”) to the other Note Holders and any Servicer by such Note Pledgee that the pledging Note Holder is in default, beyond any applicable cure periods, under the pledging Note Holder’s obligations to such Note Pledgee pursuant to the applicable credit agreement between the pledging Note Holder and such Note Pledgee (which notice need not be joined in or confirmed by the pledging Note Holder), and until such Redirection Notice is withdrawn or rescinded by such Note Pledgee, Note Pledgee shall be entitled to receive any payments that any Note Holder or Servicer would otherwise be obligated to pay to the pledging Note Holder from time to time pursuant to this Agreement or the Lead Securitization Servicing Agreement. Any pledging Note Holder hereby unconditionally and absolutely releases the other Note Holders and any Servicer from any liability to the pledging Note Holder on account of such other Note Holder’s or Servicer’s compliance with any Redirection Notice believed by any Servicer or such other Note Holder to have been delivered by a Note Pledgee. A Note Pledgee shall be permitted to exercise fully its rights and remedies against the pledging Note Holder to such Note Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law and this Agreement. In such event, the Note Holders and any Servicer shall recognize such Note Pledgee (and any transferee other than a Borrower Party that is also a Qualified Institutional Lender at any foreclosure or similar sale held by such Note Pledgee or any transfer in lieu of foreclosure), and its successor and assigns, as the successor to the pledging Note Holder’s rights, remedies and obligations under this Agreement, and any such Note Pledgee or Qualified Institutional Lender shall assume in writing the obligations of the pledging Note Holder hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Note Pledgee) and agrees to be bound by the terms and provisions of this Agreement. The rights of a Note Pledgee under this Section 14(c) shall remain effective as to any Note Holder (and any Servicer) unless and until such Note Pledgee shall have notified any such Note Holder (and any Servicer, as applicable) in writing that its interest in the pledged Note has terminated.

(d)               Notwithstanding any provisions herein to the contrary, if a conduit (“Conduit”) which is not a Qualified Institutional Lender provides financing to a Note Holder then such Note Holder shall have the right to grant a security interest in its Note to such Conduit notwithstanding that such Conduit is not a Qualified Institutional Lender, if the following conditions are satisfied:

(i)                         The loan (the “Conduit Inventory Loan”) made by the Conduit to such Note Holder to finance the acquisition and holding of its Note requires a third party (the “Conduit Credit Enhancer”) to provide credit enhancement;

(ii)                      The Conduit Credit Enhancer is a Qualified Institutional Lender;

(iii)                   Such Note Holder pledges its interest in its Note to the Conduit as collateral for the Conduit Inventory Loan;

(iv)                  The Conduit Credit Enhancer and the Conduit agree that, if such Note Holder defaults under the Conduit Inventory Loan, or if the Conduit is unable to refinance its outstanding commercial paper even if there is no default by such Note Holder, the Conduit Credit Enhancer will purchase the Conduit Inventory Loan from the Conduit, and the Conduit will assign the pledge of such Note Holder’s Note to the Conduit Credit Enhancer; and

(v)                     Unless the Conduit is in fact then a Qualified Institutional Lender, the Conduit will not without obtaining a Rating Agency Confirmation from each Rating Agency have any greater right to acquire the interests in the Note pledged by such Note Holder, by foreclosure or otherwise, than would any other purchaser that is not a Qualified Institutional Lender at a foreclosure sale conducted by a Note Pledgee.

Section 15.            Registration of the Notes and Each Note Holder. The Agent shall keep or cause to be kept at the Agent Office books (the “Note Register”) for the registration and transfer of the Notes. The Agent shall serve as the initial note registrar and the Agent hereby accepts such appointment. The names and addresses of the holders of the Notes and the names and addresses of any transferee of any Note of which the Agent has received notice, in the form of a copy of the assignment and assumption agreement referred to in this Section 15, shall be registered in the Note Register. The Person in whose name a Note is so registered shall be deemed and treated as the sole owner and holder thereof for all purposes of this Agreement. Upon request of a Note Holder, the Agent shall provide such party with the names and addresses of the other Note Holder. To the extent the Trustee or another party is appointed as Agent hereunder, each Note Holder hereby designates such person as its agent under this Section 15 solely for purposes of maintaining the Note Register.

In connection with any Transfer of a Note (but excluding any Pledgee unless and until it realizes on its Pledge), a transferee shall execute an assignment and assumption agreement (unless the transferee is a Securitization Trust and the related pooling and servicing agreement requires the parties thereto to comply with this Agreement), whereby such transferee assumes all of the obligations of the applicable Note Holder hereunder with respect to such Note thereafter accruing and agrees to be bound by the terms of this Agreement, including the applicable restriction on Transfers set forth in Section 14, from and after the date of such assignment. No transfer of a Note may be made unless it is registered on the Note Register, and the Agent shall not recognize any attempted or purported transfer of any Note in violation of the provisions of Section 14 and this Section 15. Any such purported transfer shall be absolutely null and void and shall vest no rights in the purported transferee. Each Note Holder desiring to effect such transfer shall, and does hereby agree to, indemnify the Agent and the other Note Holders against any liability that may result if the transfer is not made in accordance with the provisions of this Agreement.

Section 16.            Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 17.            Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)               SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)               CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)               AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH A PARTY HEREIN SHALL HAVE BEEN NOTIFIED; AND

(d)               AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 18.            Modifications. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by each Note Holder. Additionally, for as long as any Note is contained in a Securitization Trust, the Note Holders shall not amend or modify this Agreement without first obtaining a Rating Agency Confirmation from each Rating Agency then rating any securities of any Securitization; provided that no such Rating Agency Confirmation shall be required in connection with a modification (i) to cure any ambiguity, to correct or supplement any provisions herein that may be defective or inconsistent with any other provisions herein or with the Lead Securitization Servicing Agreement, or (ii) with respect to matters or questions arising under this Agreement, to make provisions in this Agreement consistent with other provisions of this Agreement (including, without limitation, in connection with the creation of New Notes pursuant to Section 32).

Section 19.            Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except as provided herein, including without limitation, with respect to the Trustee, Certificate Administrator, Master Servicer and Special Servicer and the Non-Lead Master Servicer, Non-Lead Special Servicer or Non-Lead Trustee, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto. Subject to Section 14 and Section 15, each Note Holder may assign or delegate its rights or obligations under this Agreement. Upon any such assignment, the assignee shall be entitled to all rights and benefits of the applicable Note Holder hereunder.

Section 20.            Counterparts and Electronic Execution. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by e-mail or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 21.            Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

Section 22.            Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 23.            Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

Section 24.            Withholding Taxes. (a) If the Lead Securitization Note Holder or the Mortgage Loan Borrower shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to a Non-Lead Securitization Note Holder with respect to the Mortgage Loan as a result of such Non-Lead Securitization Note Holder constituting a Non-Exempt Person, the Lead Securitization Note Holder, in its capacity as servicer, shall be entitled to do so with respect to such Non-Lead Securitization Note Holder’s interest in such payment (all withheld amounts being deemed paid to such Note Holder), provided that the Lead Securitization Note Holder shall furnish such Non-Lead Securitization Note Holder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting such Note Holder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which such Note Holder is subject to tax.

(b)               Each Non-Lead Securitization Note Holder shall and hereby agrees to indemnify the Lead Securitization Note Holder against and hold the Lead Securitization Note Holder harmless from and against any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of the Lead Securitization Note Holder to withhold Taxes from payment made such Non-Lead Securitization Note Holder in reliance upon any representation, certificate, statement, document or instrument made or provided by such Non-Lead Securitization Note Holder to the Lead Securitization Note Holder in connection with the obligation of the Lead Securitization Note Holder to withhold Taxes from payments made to such Non-Lead Securitization Note Holder, it being expressly understood and agreed that (i) the Lead Securitization Note Holder shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) such Non-Lead Securitization Note Holder, upon request of the Lead Securitization Note Holder and at its sole cost and expense, shall defend any claim or action relating to the foregoing indemnification using counsel selected by the Lead Securitization Note Holder.

(c)               Each Non-Lead Securitization Note Holder represents to the Lead Securitization Note Holder (for the benefit of the Mortgage Loan Borrower) that it is not a Non-Exempt Person and that neither the Lead Securitization Note Holder nor the Mortgage Loan Borrower is obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise pursuant to this Agreement. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, each Non-Lead Securitization Note Holder shall deliver to the Lead Securitization Note Holder or Servicer, as applicable, evidence satisfactory to the Lead Securitization Note Holder substantiating that such Note Holder is not a Non-Exempt Person and that the Lead Securitization Note Holder is not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (i) if a Non-Lead Securitization Note Holder is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Lead Securitization Note Holder an Internal Revenue Service Form W-9 and (ii) if a Non-Lead Securitization Note Holder is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Mortgage Loan Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, such Note Holder shall satisfy the requirements of the preceding sentence by furnishing to the Lead Securitization Note Holder Internal Revenue Service Form W-8ECI, Form W-8IMY (with appropriate attachments) or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by such Note Holder, as evidence of such Note Holder’s exemption from the withholding of United States tax with respect thereto. The Lead Securitization Note Holder shall not be obligated to make any payment hereunder with respect to any Non-Lead Securitization Note or otherwise until the related Non-Lead Securitization Note Holder shall have furnished to the Lead Securitization Note Holder requested forms, certificates, statements or documents.

Section 25.            Custody of Mortgage Loan Documents. On and after the closing of the Lead Securitization, the originals of all of the Mortgage Loan Documents (other than the originals of the Non-Lead Securitization Notes) shall be held by the Trustee through a duly appointed custodian therefor, in accordance with the terms of the Lead Securitization Servicing Agreement, on behalf of the registered holders of the Notes; provided that if the First Securitization is not the Note A-1 Securitization, (i) the originals of all of the Mortgage Loan Documents (other than the Notes not being deposited into the First Securitization) shall be transferred to and held by the Trustee (of the First Securitization) through a duly appointed custodian therefor under the First Securitization, on behalf of the registered holders of the Notes, until the closing of the Note A-1 Securitization, on which date, the originals of all of the Mortgage Loan Documents (other than the Notes not being deposited into the Note A-1 Securitization) shall be transferred to and held in the name of the Trustee (by a duly appointed custodian therefor) under the Note A-1 PSA on behalf of the registered holders of the Notes; and (ii) all Mortgage Loan Documents (other than the Notes that are deposited into the First Securitization) shall not be recorded or filed to reflect the name of the trustee under the Securitization Servicing Agreement for the First Securitization (except to the extent specifically provided for in the Securitization Servicing Agreement for the First Securitization).

Section 26.            Cooperation in Securitization. Each Note Holder acknowledges that any Note Holder may elect, in its sole discretion, to include its Note in a Securitization. In connection with a Securitization and subject to the terms of the preceding sentence, at the request of the related Securitizing Note Holder, the related Non-Securitizing Note Holder shall use reasonable efforts, at such Securitizing Note Holder’s expense, to satisfy, and to cooperate with such Securitizing Note Holder in attempting to cause the Mortgage Loan Borrower to satisfy, the market standards to which such Securitizing Note Holder customarily adheres or that may be reasonably required in the marketplace or by the Rating Agencies in connection with such Securitization, including, entering into (or consenting to, as applicable) any modifications to this Agreement or the Mortgage Loan Documents and to cooperate with such Securitizing Note Holder in attempting to cause the Mortgage Loan Borrower to execute such modifications to the Mortgage Loan Documents, in any such case, as may be reasonably requested by the Rating Agencies to effect such Securitization; provided, that no Non-Securitizing Note Holder shall be required to modify or amend this Agreement or any Mortgage Loan Documents (or consent to such modification, as applicable) in connection therewith, if such modification or amendment would (i) change the interest allocable to, or the amount of any payments due to or priority of such payments to, such Non-Securitizing Note Holder or (ii) materially increase such Non-Securitizing Note Holder’s obligations or materially decrease such Non-Securitizing Note Holder’s rights, remedies or protections. In connection with any Securitization, each related Non-Securitizing Note Holder shall provide for inclusion in any disclosure document relating to such Securitization such information concerning such Non-Securitizing Note Holder and its Note as the related Securitizing Note Holder reasonably determines to be necessary or appropriate, and such Non-Securitizing Note Holder shall, at such Securitizing Note Holder’s expense, cooperate with the reasonable requests of each Rating Agency and such Securitizing Note Holder in connection with such Securitization (including, without limitation, reasonably cooperating with such Securitizing Note Holder (without any obligation to make additional representations and warranties) to enable such Securitizing Note Holder to make all necessary certifications and deliver all necessary opinions (including customary securities law opinions) in connection with the Mortgage Loan and such Securitization), as well as in connection with all other matters and the preparation of any offering documents thereof and to review and respond reasonably promptly with respect to any information relating to such Note Holder and its Note in any Securitization document. Each Note Holder acknowledges that in connection with any Securitization, the information provided by it in its capacity as a Non-Securitizing Note Holder to the related Securitizing Note Holder may be incorporated into the offering documents for such Securitization. Each Securitizing Note Holder and each Rating Agency shall be entitled to rely on the information supplied by, or on behalf of, each Non-Securitizing Note Holder.

Upon request, each Securitizing Note Holder shall deliver to the Non-Securitizing Note Holder drafts of the preliminary and final offering memoranda, prospectus supplement, free writing prospectus and any other disclosure documents and the pooling and servicing agreement for the Securitization of such Securitizing Note Holder’s Note and provide reasonable opportunity to review and comment on such documents.

Section 27.            Notices. All notices required hereunder shall be given by (i)  facsimile transmission or e-mail (during business hours) if the sender on the same day sends a confirming copy of such notice by reputable overnight delivery service (charges prepaid), (ii) reputable overnight delivery service (charges prepaid) or (iii) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt.

Section 28.            Broker. Each Note Holder represents to each other that no broker was responsible for bringing about this transaction.

Section 29.            Certain Matters Affecting the Agent.

(a)               The Agent may request and/or rely upon and shall be protected in acting or refraining from acting upon any representation made or assignment and assumption agreement delivered to the Agent pursuant to Section 14 and Section 15;

(b)               The Agent may consult with counsel and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such opinion of counsel;

(c)               The Agent shall be under no obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any Note Holder pursuant to the provisions of this Agreement, unless it has received indemnity reasonably satisfactory to it;

(d)               The Agent or any of its directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Act, shall not be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Agent to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(e)               The Agent shall not be bound to make any investigation into the facts or matters stated in any representation made or assignment and assumption agreement delivered to the Agent pursuant to Section 15;

(f)                The Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of its obligations hereunder; and

(g)               The Agent represents and warrants that it is a Qualified Institutional Lender.

Section 30.            Reserved.

Section 31.            Resignation of Agent. The Agent may resign at any time on ten (10) days’ prior notice, so long as a successor Agent, reasonably satisfactory to the Note Holders (it being agreed that a Servicer, the Trustee or a Certificate Administrator in a Securitization is satisfactory to the Note Holders), has agreed to be bound by this Agreement and perform the duties of the Agent hereunder. Bank of America, National Association, as Initial Agent, may transfer its rights and obligations to a Servicer, the Trustee or the Certificate Administrator, as successor Agent, at any time without the consent of any Note Holder. Notwithstanding the foregoing, Note Holders hereby agree that, simultaneously with the closing of a Lead Securitization, the Master Servicer shall be deemed to have been automatically appointed as the successor Agent under this Agreement in place of Bank of America, National Association or the master servicer of the First Securitization, as applicable, without any further notice or other action. The termination or resignation of such Master Servicer, as Master Servicer under the Lead Securitization Servicing Agreement, shall be deemed a termination or resignation of such Master Servicer as Agent under this Agreement, and any successor master servicer shall be deemed to have been automatically appointed as the successor Agent under this Agreement in place thereof without any further notice or other action.

Section 32.            Resizing. Notwithstanding any other provision of this Agreement, for so long as any Note Holder or an affiliate thereof (each, an “Original Entity”) is the owner of a Note that is not included in a Securitization (each, an “Owned Note”), such Original Entity shall have the right, subject to the terms of the Mortgage Loan Documents, to cause the Mortgage Loan Borrower to execute amended and restated notes or additional notes (in either case, “New Notes”) reallocating the principal of the Owned Note to such New Notes; or severing the Owned Note into one or more further “component” notes in the aggregate principal amount equal to the then outstanding principal balance of the Owned Note provided that (i) the aggregate principal balance of all outstanding New Notes following such amendments is no greater than the aggregate principal of the Owned Note prior to such amendments, (ii) all Notes continue to have the same weighted average interest rate as the Notes prior to such amendments, (iii) all Notes pay on a Pro Rata and Pari Passu Basis and such reallocated or component notes shall be automatically subject to the terms of this Agreement, and (iv) the Original Entity holding the New Notes shall notify the Lead Securitization Note Holder, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee in writing of such modified allocations and principal amounts. Except for the foregoing reallocation and for modifications pursuant to the Lead Securitization Servicing Agreement (as discussed in Section 5), no Note may be modified or amended without the consent of its holder and the consent of the holder of the other Notes. In connection with the foregoing (provided the conditions set forth in (i) through (iv) above are satisfied), the Master Servicer is hereby authorized and directed to execute amendments to the Mortgage Loan Documents and, if applicable, this Agreement on behalf of any or all of the Note Holders, as applicable, solely for the purpose of reflecting such reallocation of principal. If the Lead Securitization Note Holder so requests, the Original Entity holding the New Notes shall (a) represent that the conditions set forth in (i) through (iv) have been satisfied and/or (b) deliver a confirmation of the continued applicability of this Agreement to the New Notes. If the Controlling Note is involved in any resizing contemplated by this Section 32, the applicable Note Holder shall be entitled to designate any one of the related New Notes as the Controlling Note, and the definitions of “Controlling Note” and “Controlling Note Holder” shall be deemed to have been revised accordingly. Any New Note that is created in a resizing contemplated by this Section 32 and that is not the Controlling Note shall be deemed to be a Non-Controlling Note under this Agreement, the definitions of “Non-Controlling Note” and “Non-Controlling Note Holder” shall be deemed to have been revised accordingly to include such New Notes, and the applicable Note Holders of such Non-Controlling Notes shall have the same rights and responsibilities as all other Non-Controlling Note Holders.

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Initial Agent and Initial Note Holders have caused this Agreement to be duly executed as of the day and year first above written.

BANK OF AMERICA, NATIONAL
ASSOCIATION, as Initial Agent and Initial
Note A-1 Holder and Initial Note A-2
Holder

By:	/s/ Steven L. Wasser
Name: Steven L. Wasser
Title: Managing Director

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Initial Note A-3 Holder
and Initial Note A-4 Holder

By:	/s/ Jeffrey L. Cirillo
Name: Jeffrey L. Cirillo
Title: Managing Director

(Agreement Between Note Holders – U-Haul AREC Portfolio 22 Mortgage Loan)

EXHIBIT A

MORTGAGE LOAN SCHEDULE

Description of Mortgage Loan

Mortgage Loan Borrower:	AREC 22, LLC and UHIL 22, LLC, each a Delaware limited liability company
Date of Mortgage Loan:	July 27, 2026
Date of Notes:	July 27, 2026
Original Principal Amount of Mortgage Loan:	$134,000,000.00
Principal Amount of Mortgage Loan as of the date hereof:	$134,000,000.00
Initial Note A-1 Principal Balance:	$70,000,000.00
Initial Note A-2 Principal Balance:	$17,100,000.00
Initial Note A-3 Principal Balance:	$26,900,000.00
Initial Note A-4 Principal Balance:	$20,000,000.00
Location of Mortgaged Property:	Burnsville, MN; Cedar Rapids, IA; Warner Robins, GA; District Heights, MD; Salisbury, MD; Miami, FL; North Miami Beach, FL; Casa Grande, AZ; Jacksonville, FL; Haines City, FL; North Las Vegas, NV; Las Vegas, NV; Little River, SC; North Brunswick, NJ; Englishtown, NJ; East Brunswick, NJ; Coeur D’Alene, ID
Initial Maturity Date:	August 6, 2051
Anticipated Repayment Date:	August 6, 2036

A-1

EXHIBIT B

1.       Initial Note A-1 Holder and Initial Note A-2 Holder:

(Prior to Securitization of the applicable Note):

Bank of America, N.A.
620 South Tryon Street
Mail Code: NC1-030-21-01
Charlotte, North Carolina 28255
Attention: Steven L. Wasser
E-mail: steve.l.wasser@bofa.com

with a copy to:

Bank of America Legal Department

One Bank of America Center

150 N. College Street, NC1-028-28-03

Charlotte, North Carolina 28255

Attention: Paul E. Kurzeja, Esq.
E-mail: paul.kurzeja@bofa.com

and a copy by e-mail to: cmbsnotices@bofa.com

Following Securitization of the applicable Note, the applicable notice addresses set forth in the related Securitization Servicing Agreement.

B-1

2.       Initial Note A-3 Holder and Initial Note A-4 Holder:

(Prior to Securitization of the applicable Note):

Wells Fargo Bank, National Association
30 Hudson Yards, 15th Floor
New York, New York 10001
Attention: A.J. Sfarra
Email: anthony.sfarra@wellsfargo.com

with a copy to:

Bryan Riddle, Esq.
Counsel
Wells Fargo Legal Department
401 South Tryon Street, 26th Floor
MAC D1050-266
Charlotte, North Carolina 28202

Email: bryan.riddle@wellsfargo.com

and a copy by e-mail to:

peter.mckee@nelsonmullins.com

Following Securitization of the applicable Note, the applicable notice addresses set forth in the related Securitization Servicing Agreement.

B-2

EXHIBIT C
PERMITTED FUND MANAGERS

1.	Alliance Bernstein
2.	Apollo Real Estate Advisors
3.	Archon Capital, L.P.
4.	AREA Property Partners
5.	Artemis Real Estate Partners
6.	BlackRock, Inc.
7.	Capital Trust, Inc.
8.	Clarion Partners
9.	CreXus Investment Corporation/Annaly Capital Management
10.	DLJ Real Estate Capital Partners
11.	Dune Real Estate Partners
12.	Eightfold Real Estate Capital, L.P.
13.	Five Mile Capital Partners
14.	Fortress Investment Group, LLC
15.	Garrison Investment Group
16.	Goldman, Sachs & Co.
17.	Hudson Advisors
18.	Investcorp International
19.	iStar Financial Inc.
20.	J.P. Morgan Investment Management Inc.
21.	JER Partners
22.	Lend-Lease Real Estate Investments
23.	LibreMax Capital LLC
24.	LoanCore Capital
25.	Lone Star Funds
26.	Lowe Enterprises
27.	Normandy Real Estate Partners
28.	One William Street Capital Management, L.P.
29.	Och-Ziff Capital Management Group/ OZ Management, L.P./ OZ Management II., L.P.
30.	Praedium Group
31.	Raith Capital Partners, LLC
32.	Rialto Capital Management, LLC
33.	Rialto Capital Advisors, LLC
34.	Rimrock Capital Management LLC
35.	Rockpoint Group
36.	Rockwood
37.	RREEF Funds
38.	Square Mile Capital Management
39.	Starwood Capital Group/Starwood Financial Trust
40.	The Blackstone Group
41.	The Carlyle Group
42.	Torchlight Investors
43.	Walton Street Capital, L.L.C.
44.	Westbrook Partners
45.	Wheelock Street Capital
46.	Whitehall Street Real Estate Fund, L.P.

C-1